Registration No. 333-68901
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               -------------------

                          Pre-Effective Amendment No. 1
                                       to


                                    FORM S-1
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                           --------------------------
                       EFFECTIVE MANAGEMENT SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

        Wisconsin                      7389                     39-1292200
 (State of incorporation)  (Primary Standard Industrial      (I.R.S. Employer
                            Classification Code Number)      Identification No.)


                                                  Michael D. Dunham,
                                         President and Chief Executive Officer
                                           Effective Management Systems, Inc.
                                                 12000 West Park Place
       12000 West Park Place                   Milwaukee, Wisconsin 53224
    Milwaukee, Wisconsin 53224                      (414) 359-9800
          (414) 359-9800                       Facsimile (414) 359-9011
(Address, including zip code,            (Name, address, including zip code,
     and telephone number,                      and telephone number,
including area code, of registrant's          including area code, of
   principal executive offices)                    agent for service)
------------------------------------      -------------------------------------

                                   Copies to:
                               Phillip J. Hanrahan
                                 Jay O. Rothman
                                 Foley & Lardner
                            777 East Wisconsin Avenue
                           Milwaukee, Wisconsin 53202
                                 (414) 271-2400
                            Facsimile: (414) 297-4900
                       ----------------------------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
                       -----------------------------------

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective
registration statement for the same offering.   [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                       -----------------------------------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1993 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion
Dated April 5, 1999

                                   PROSPECTUS

947,214 Shares
Common Stock

                       EFFECTIVE MANAGEMENT SYSTEMS, INC.



         This prospectus relates to the public offering of common stock of Effective Management Systems, Inc. We are registering 947,214 shares of the common stock for sale by certain selling shareholders.

         We will not be selling any of the shares of the common stock that are registered under this prospectus. No underwriters will be used in selling the shares. While we will pay the expenses incurred in registering the common stock, including legal and accounting fees, we will not receive any proceeds from the sale of these shares. All selling and other expenses, including brokerage fees and any underwriting discounts or commissions, incurred by individual selling shareholders will be paid by the selling shareholders.

         The selling shareholders may offer their shares of the common stock in public or private transactions, on or off the OTC Bulletin Board, at prevailing market prices, or at privately negotiated prices. In such transactions, the selling shareholders and any broker-dealers through whom such common stock are sold may be deemed to be underwriters within the meaning of the Securities Act of 1933. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such common stock as a principal, any profits received on the resale of such shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         Investing in the common stock involves certain risks. See "Risks Factors" beginning on page 5.

         Our common stock is traded on the OTC Bulletin Board and, as a result, the market for the common stock is not particularly liquid. The price at which the common stock trades may fluctuate and any market for the common stock may be subject to disruptions that could make it difficult or impossible for the holders of the common stock to sell shares in a timely manner, if at all, or to recoup their investment in the common stock.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


         Our principal executive offices are located at 12000 West Park Place, Milwaukee, Wisconsin 53224, and our telephone number is (414) 359-9800.


The date of this prospectus is __________, 1999.

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus, and is not complete and may not contain all the information you should consider before investing in the common stock. You should read the entire prospectus carefully.

                                   THE COMPANY

Overview

         We develop, procure, market and support integrated manufacturing and business management software. We design our Time Critical Manufacturing(R) ("TCM(R)") software with the underlying philosophy that time is a crucial element in manufacturing, and that reducing time in the manufacturing process leads directly to increased profits for the manufacturer. We also provide services support for our software products and sell computer hardware.

         The software products we offer include: TCM(R), which is a pre-integrated software program that aids enterprises in resource planning, accounting and executing and making manufacturing decisions ("Manufacturing Execution System"), and FACTORYnet(R) I/S ("FACTORYnet(R) I/S"), which is an integrated software program providing production management, shop floor scheduling, and operations support. We also offer the manufacturing software of the Baan Company, which is an enterprise resource planning and accounting system that will ultimately be combined with our Manufacturing Execution System software. Our distributor arrangement with Baan was entered into in April 1998.

         We typically focus our sales and marketing efforts on "discrete" manufacturing plants. Discrete manufacturers assemble or fabricate parts into finished products as distinguished from "process" manufacturers which mix, separate and otherwise combine or control ingredients to create finished products. We have licensed our software products to over 1,700 customer sites. We distribute our products in the United States through eleven branch offices and through seven joint ventures and independent distributors.

         We were incorporated in Wisconsin in 1978. We became a publicly held company as a result of our initial public offering which was completed in February 1994. During 1995, we acquired Intercim Corporation and the remaining interest in Effective Management Systems of Illinois, Inc., a joint venture subsidiary, and in 1996, we acquired the remaining interest in Darwin Data Systems Corporation, another joint venture subsidiary.

         In April 1998, we undertook a major restructuring and recorded a restructuring charge of approximately $6.8 million. The restructuring included entering into the distribution agreement with Baan and various cost reductions aimed at improving our financial performance. In connection with the restructuring, we closed facilities both in the United States and internationally and decreased our workforce, particularly in development, marketing and administration.

         For our fiscal year ended November 30, 1998, we incurred a net loss of approximately $10.6 million, inclusive of the restructuring charge. Our audit report for the 1998 fiscal year contains a going concern explanatory paragraph, pursuant to which our auditors have expressed substantial doubt as to our ability to continue as a going concern.

Strategy

         Our objective is to grow as a leading provider of pre-integrated business software systems for discrete manufacturing plants within our target market.

         Our experience in the marketplace resulted in the 1995 introduction of the first pre-integrated Manufacturing Execution System software offering for discrete manufacturers. Software pre-integration means that a customer can buy a comprehensive set of software which has already been integrated and proven to function. We believe that "pre-integration" of much of our software reduces the time and cost of system implementations and increases the business value to the manufacturer similar to the way that "suites" of desktop software have affected that marketplace.

         In addition, we believe that manufacturers are striving to become more "time competitive," and that manufacturing software which focuses solely on providing information for planning and on recording information for historical analysis will be inadequate to meet the needs and demands of manufacturers in the years to come. To be effective in the future, we believe that manufacturing software will be required to empower individuals at all levels of an organization to make immediate decisions regarding production processes and business activities. So, we focus our software on enabling time critical manufacturing decisions at all levels.

Markets and Customers


         We primarily target companies operating discrete manufacturing plants in the United States and Canada. These plants may be owned by privately held companies or by large, multi-national public corporations. Our customers include capital equipment manufacturers, job shops, high volume manufacturers, automotive suppliers, consumer product manufacturers and aerospace equipment manufacturers.


Sales and Marketing


         We market our products through advertising campaigns in national trade periodicals and through direct mailings. We supplement these efforts with listings in relevant directories and trade show and conference appearances. We also receive leads regarding potential customers from hardware and services vendors, existing customers and various accounting and consulting firms.


Product Development


         We believe we must continue to enhance, broaden and modify our existing line of software products to meet the constantly evolving needs of discrete manufacturers within our target market. We have relied on internal development, outside procurement, and development related to customized projects implemented at field sites to extend, enhance and support our software products, and develop and integrate new capabilities.


Competition


         The manufacturing software industry is intensely competitive and rapidly changing. A number of companies offer products similar to our products. Some of our existing competitors, as well as a number of potential competitors, have larger technical staffs, more established and larger marketing and sales organizations and significantly greater financial resources than we have.


Recent Offerings of Preferred Stock


         In October, 1998, we sold 780 shares of our Series B Preferred Stock, at a purchase price of $1,000 per share, for an aggregate gross purchase price of $780,000. In addition, we exchanged 1,005 shares of our Series B Preferred Stock for a like number of shares of our Series A Preferred Stock. We had issued the Series A Preferred Stock in August, 1998 for an aggregate gross purchase price of $1,005,000. Dividends accrue on the Series B Preferred Stock at a rate of 8% per year and are cumulative. The holders of the Series B Preferred Stock may convert their shares at any time into shares of the common stock at a conversion price of $3.00 per share, subject to adjustment.

         In addition, we issued warrants to purchase a total of up to 54,714 shares of common stock, in connection with the sale of the Series A and Series B Preferred Stock (the "Warrants"). The Warrants are exercisable at a price of $3.60 per share.

         This prospectus relates to the shares of the common stock that may be issued upon conversion of the Series B Preferred Stock and upon the exercise of the Warrants.

Risk Factors


         An investment in the common stock involves certain risks that a potential investor should carefully evaluate prior to making an investment. A discussion of certain factors to be considered in evaluating us, our business and an investment in the common stock is included in the section titled "Risk Factors" immediately following this summary.

                             Selected Financial Data

                                                                             Year ended November 30
                                                 -------------------------------------------------------------------------
                                                     1994            1995           1996          1997          1998
INCOME STATEMENT DATA:                                               (In thousands, except per share data)

Net revenues:
Software license fees                               $10,163        $11,534         $19,094       $21,752       $ 20,553
Services                                            $ 7,256        $10,962         $15,412       $16,781       $ 16,846
Hardware                                            $ 5,245        $ 6,528         $ 6,751       $ 4,112       $  1,745
                                                    =======        =======         =======       =======       ========
         Total net revenues                         $22,664        $29,024         $41,257       $42,645       $ 39,144


Cost of products and services:
Cost of third party software license fees           $   797       $  1,419         $ 2,484       $ 3,065       $  4,717
Software development amortization                   $   515       $    879         $ 1,591       $ 2,535       $  2,243
Cost of services                                    $ 4,467       $  7,884         $12,109       $14,000       $ 14,430
Cost of hardware                                    $ 4,146       $  5,118         $ 4,979       $ 3,260       $  1,386
                                                    =======        =======         =======       =======       ========
         Total cost of products/services            $ 9,925       $ 15,300         $21,163       $22,860       $ 22,776

=======================================================================================================================
Gross Margin                                        $12,739       $13,724          $20,094       $19,785       $ 16,368
=======================================================================================================================


Selling and marketing expenses                      $ 7,407       $  9,479         $14,060       $15,957       $ 13,280
General and administrative expenses                 $ 2,227       $  3,029         $ 3,416       $ 3,838       $  3,451
Software development expenses                       $   752       $  1,086         $ 2,235       $ 2,391       $  2,804
Restructuring and other charges                         --            --              --             --        $  6,836

=======================================================================================================================
Total Operating Expenses                            $10,386       $ 13,594         $19,711       $22,186       $ 26,371
=======================================================================================================================

Operating income (loss)                             $ 2,353       $    130         $   383       $(2,401)      $(10,003)
Other income (expense)                              $   342       $     80         $  (118)      $  (377)      $   (587)


Income (loss) before income taxes                   $ 2,695       $    210         $   265       $(2,778)      $(10,590)
Income tax expense (benefit)                        $   975       $     79         $   112       $  (618)      $      0

=======================================================================================================================
Net income (loss)                                   $ 1,720       $    131         $   153       $(2,160)      $(10,590)
=======================================================================================================================
Basic and diluted net income (loss) per share       $  0.53       $   0.04         $  0.04       $ (0.53)      $  (2.59)
Weighted average common and common
   equivalent shares outstanding                      3,268          3,669           3,965         4,048          4,090


BALANCE SHEET DATA:

Working Capital (deficit)                           $ 4,749       $  4,677         $ 4,396       $ 1,785       $ (6,131)
Total assets                                        $17,903       $ 24,332         $27,446       $28,797       $ 24,160
Long-term obligations                               $    50       $     21         $ 2,123       $ 3,966       $    242
Stockholder's equity                                $10,354       $ 14,177         $14,597       $12,573       $  3,632

                                  RISK FACTORS


         The risk factors set forth below, as well as other information appearing in this prospectus should be carefully considered before making an investment in our common stock. Certain statements in this prospectus, including statements relating to our expected operations and financing activities, are forward-looking statements that involve certain risks and uncertainties. See "Special Note Regarding Forward-Looking Statements."


      Financial Results for the Last Three Years


         For the fiscal year ended November 30, 1998, we had a net loss of $10,590,000. For the fiscal years ended November 30, 1997 and 1996, we had a net loss and net income of $2,160,000 and $153,000, respectively. Although we are taking steps to improve our financial performance, we can give no assurance that our business will become profitable.


      Covenant Relief to Maintain Liquidity


         Our credit agreement with our primary lender contains certain restrictive covenants, including covenants relating to earnings before interest, taxes, depreciation and amortization ("EBITDA"), tangible net worth and capital expenditures. As a result of our recent financial performance and restructuring, we have been obligated to obtain and have obtained covenant relief from our lender relating to the EBITDA and tangible net worth covenants. To raise additional capital, we have also sold shares of preferred stock. Although we have taken steps to improve our financial performance, no assurance can be given that these steps will have the intended result. In the event that our financial performance does not improve or if we are unable to secure additional investment capital or sell assets to bolster our financial position, we will require additional covenant relief. In the event that such covenant relief is not obtained, it would likely have a material adverse effect on our liquidity, including our ability to fund continuing operations. Our current credit facility contains limits on the amount we may borrow based on the level of our outstanding accounts receivable. At January 31, 1999, we had borrowing availability of $773,000 under our credit agreement.

      Doubt Regarding Going Concern

         Based on recent financial performance, all of our debt has been classified as short-term and our audit report contains a going concern explanatory paragraph, pursuant to which our auditors have expressed substantial doubt as to our ability to continue as a going concern. Our financial situation may also make it more difficult for us to market our products to new and existing customers.


      Recent Restructuring may not Positively Impact Operations


         In April 1998, we effected a major restructuring and recorded a restructuring charge of approximately $6.8 million. The restructuring related to entering into a new distribution arrangement with Baan for manufacturing software and various cost reductions aimed at improving our financial performance. In connection with the restructuring, we closed facilities both in the United States and internationally and took actions to rationalize our workforce, particularly in the development, marketing and administrative areas. Although we expect the restructuring to impact our financial performance positively, no assurance can be given that the restructuring will be successful or that it will not have unanticipated effects, such as the loss of significant customers and/or key employees.


      Absence of Formal Trading Market may Hinder Ability to Sell Common Stock


         There is currently no formal trading market for our common stock. The common stock trades only on the OTC Bulletin Board and, as a result, the market for the common stock is not particularly liquid. The price at which the common stock may trade may fluctuate and the market for the common stock may be subject to disruptions that could make it difficult or impossible for the holders of our common stock to sell shares in a timely manner, if at all. Even if trading markets do develop, they may be unstable and illiquid for an indeterminate period of time.


      A Decrease in Revenue from License Fees Could Negatively Impact Operations


         A significant portion of our revenue is derived from license fees for TCM(R) and for FACTORYnet(R) I/S and the sale of related support services. Accordingly, any event that could adversely affect license fees for TCM(R) or FACTORYnet(R) I/S, such as significant flaws or incompatibility, negative publicity or evaluation, or obsolescence of the hardware platforms on which the systems run, could have a material adverse effect on our results of operation.


      Failure of the Baan Relationship or Failure of Third-Parties to Supply Software Could Negatively Impact Operations


         We recently entered into an arrangement pursuant to which we license certain software products from Baan to sell into a segment of our marketplace. As a result of this arrangement, we have refocused our current TCM(R) product to the lower end of the mid-market and will rely on the Baan product to service the high end of the mid-market. There can be no assurance that we will be successful in marketing the Baan product offering, that such offering will remain viable in our target market or that Baan will continue such relationship after the expiration of its initial term. In addition to the Baan relationship, internally developed software products incorporate and use software technology and software products developed by other third parties. There can be no assurance that all of these companies will remain in business or that their product lines will remain viable. If any of these companies fails to remain in business or abandons or fails to enhance a particular product line, we may need to seek other suppliers. This could result in us having to significantly alter our internally developed product lines which could have a material adverse effect on our results of operations. There also can be no assurance that our current suppliers will not significantly alter their pricing in a manner adverse to us.


      Loss of Key Employees Could Negatively Impact Future Success


         Our success is dependent to a significant extent on our executive officers and other key personnel (including technical and sales personnel), the loss of whom could have a material adverse effect on us. Our future success will depend in large part on our ability to retain talented and qualified employees. Competition in the recruiting of highly-qualified personnel in the management information systems industry is intense and there can be no assurance that we can retain our key employees or that we can attract, assimilate and retain other qualified personnel in the future. We have recently experienced attrition at rates higher than our historical experience. We have taken steps to curtail the attrition, but we can give no assurance that these steps will be successful or that further attrition will not materially impact our financial performance.


      No Assurance Important Intellectual Property and Property Rights can be Protected


         We regard our software products as proprietary, in that title to and ownership of our software generally reside exclusively with us. We attempt to protect ownership of our software with a combination of copyright, trademark and trade secret laws, employee and third-party disclosure agreements and other methods of protection common in the industry. Despite these precautions, it may be possible for unauthorized third parties to copy or reverse-engineer certain portions of our products or to obtain and use information that we regard as proprietary. Like many software firms, we presently have no patents. We license the source code for our software to some customers for customization. Although our source code license contains confidentiality and nondisclosure provisions, there can be no assurance that such customers will take adequate precautions to protect such code. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the mechanisms we use to protect our software will be adequate or that our competitors will not independently develop software products that are substantially equivalent or superior to our software products. Although we do not believe that our products infringe on the existing proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against us.

      Variability of Quarterly Operating Results; Limited Backlog


         Our operating results can vary substantially from quarter to quarter due to various factors, including, among others: the size and timing of customer orders; the buying patterns of manufacturers in our target market; delays in the introduction of products or product enhancements by us or by other providers of hardware, software and components for the management information systems market; competition and pricing in the software industry; customer order deferrals in anticipation of new products; market acceptance of new products; reduction in demand for existing products; changes in operating expenses; and general economic conditions. We have historically operated with little backlog because software orders are generally shipped as orders are received. As a result, product revenue in any quarter is dependent on orders booked and shipped during that quarter. A significant portion of our operating expenses are based on anticipated revenue levels and are relatively fixed in nature. If revenue does not meet our expectations in any given quarter, operating results may be adversely affected.


      Impact of Competition by Larger Companies


         The management information systems industry is intensely competitive and rapidly changing. A number of companies offer products similar to the products we offer. Some of our existing competitors, as well as a number of potential competitors, have larger technical staffs, more established and larger marketing and sale organizations and significantly greater financial resources than us and our third-party suppliers. There can be no assurance that such competitors will not develop products that are superior to the products we offer or that achieve greater market acceptance. Our future success will depend, in part, upon our ability to increase software license fee revenues in our target markets. There can be no assurance that we will be able to compete successfully against our competitors or that the competitive pressures we face will not adversely affect our financial performance.


         "Penny   Stock"  Rules  may  make   Brokers   Unwilling  to  Engage  in
         Transactions Involving our Common Stock


         Our common stock is currently traded on the OTC Bulletin Board after having been delisted from the Nasdaq National Market. If no other exclusion from the definition of "penny stock" under the Securities Exchange Act of 1934 is available, then any broker engaging in a transaction in our securities is required to provide any customer with a risk disclosure document and the compensation of the broker/dealer in the transaction and monthly account statements showing the market values of our securities held in the customer's accounts. The bid and offer quotations and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. If brokers are subject to the "penny stock" rules when engaging in transactions in our securities, they may be less willing to engage in such transactions.


      Control by Management


         Our management currently holds approximately 40% of the outstanding common stock. As a result, management personnel have a significant impact, if they act together, on the election of directors and shareholder approval of various corporate actions.


      No Dividends on the Common Stock


         We have never paid any cash dividends on the common stock and do not anticipate paying cash dividends on the common stock in the foreseeable future. The payment of dividends on the common stock by us will depend on our earnings, financial condition and other business and economic factors affecting us at that time, as the Board of Directors may consider relevant.

      Anti-Takeover Provisions of Charter, Bylaws and Wisconsin Law.


         Certain provisions of our charter and bylaws may delay or frustrate the removal of incumbent directors and may prevent or delay a merger, tender offer or proxy contest involving the Company that is not approved by the Board of Directors, even if such events may be beneficial to the interests of shareholders. For example, our charter authorizes the Board of Directors, without shareholder approval, to issue preferred stock in addition to the Series A Preferred Stock and the Series B Preferred Stock with voting or conversion rights which could adversely affect the voting power of the holders of the common stock. In addition, the Wisconsin Business Corporation Law contains provisions that may have the effect of delaying or making more difficult attempts by others to obtain control of the Company without the approval of the Board of Directors.


      Cost of Ensuring Year 2000 Compliance


         Many computer programs and applications define the applicable year using two digits rather than four in order to save memory and enhance the speed of repeated date-based calculations. The "Year 2000 problem" refers to the inability of these computer programs on and after January 1, 2000 to recognize that "00" refers to "2000" rather than "1900". The term "Year 2000-compliant" means a computer or a computer system which has been designed or modified to recognize dates on and after January 1, 2000.

         We utilize a combination of our own software and custom-written systems for running our own operations. Based on our own evaluation, we believe that we will incur no significant costs associated with ensuring Year 2000 compliance of our internal systems. Since the release of version 5.1.2 of our software product, our software product has been Year 2000 compliant.

         Failure to correct critical Year 2000 issues could cause a serious interruption in our business operations. Such interruptions could have a material impact on our results of operations, liquidity, and financial condition. We are taking actions to minimize these issues, but no assurance can be given that all potential issues can be eliminated. Additionally, the effects of potential litigation can not be estimated and such litigation could have a material effect on the results of operations. Finally, factors outside our control could also cause disruption of business activities which could materially affect the results of operations.


      Effect of Future Sales of Common Stock on Market Price; Cost of Registration Rights


         We cannot predict the effect, if any, that future sales or issuance of the common stock or the availability of the common stock for future sale or issuance will have on future market prices of the common stock

         The agreement under which we sold the Series B Preferred Stock (the "Purchase Agreement") obligates us, at our sole cost and expense, to file a registration statement covering shares of the common stock issuable upon conversion of the Series B Preferred Stock and to use our best efforts to have such registration statement declared effective as soon as possible after filing and to keep the registration statement effective for up to three years. The Purchase Agreement also provides for certain demand and piggyback registration rights.

                              AVAILABLE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at the following locations:

          o        Main Public Reference Room
                   450 Fifth Street, N.W.
                   Washington, D.C.  20549

          o        Regional Public Reference Room
                   75 Park Place, 14th Floor
                   New York, New York  10007

          o        Regional Public Reference Room
                   Northwestern Atrium Center
                   500 West Madison Street, Suite 1400
                   Chicago, Illinois  60661-2511

         You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at (800) SEC-0330.

         We are required to file these documents with the SEC electronically. You can access the electronic versions of these filings on the Internet at the SEC's website, located at http://www.sec.gov.

         We have included this prospectus in our registration statement that we filed with the SEC. The registration statement provides additional information that we are not required to include in the prospectus. You can receive a copy of the entire registration statement as described above. Please note that the registration statement also includes complete copies of the documents described in the prospectus.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain matters discussed in this prospectus are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can generally be identified as such because the context of the statement will include words such as we "believe," "anticipate," "expect" or words of similar import. Similarly, statements that describe our future plans, objectives or goals are forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including those described in the section captioned "Risk Factors" above.

         These factors are not exhaustive, and should be read in conjunction with other cautionary statements that are included in this prospectus. The forward-looking statements made herein are only made as of the date of this prospectus and we are not obligated to publicly update forward-looking statements to reflect subsequent events or circumstances.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of the common stock by the selling shareholders. If all of the Warrants issued in connection with the Series A and Series B Preferred Stock are exercised at the exercise price of $3.60, we will receive gross cash proceeds of approximately $196,970. See "Plan of Distribution." The proceeds may be used for working capital and general corporate purposes.

                            SELLING SECURITY HOLDERS

         The following table sets forth the number of shares of common stock beneficially owned by each of the selling shareholders and registered hereunder. Because the selling shareholders may not sell all of the shares of the common stock received upon conversion or exercise of the Series B Preferred Stock or the Warrants and because their offering is not being underwritten on a firm commitment basis, no estimate can be given as to the number of shares of common stock that will be beneficially owned by the selling shareholders upon termination of this offering. The shares offered by this prospectus may be offered from time to time by the selling shareholders named below.

                                   Shares Beneficially Owned                       Shares Beneficially Owned After
                                       Prior to Offering                           Offering (1)
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
                                   Amount and                       Number of         Amount and
     Name and Address of           Nature of        Percentage   Shares Offered       Nature of         Percentage of
       Beneficial Owner             Ownership        of Class         Hereby           Ownership            Class
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
Selling Shareholders(2)(3):
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
Alvin R. Bonnette, Trustee           25,475             *             25,475               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
Arthur D. Sterling and Marie
Sterling                             12,740             *             12,740               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
Christopher Schreiber(4)              6,983             *              6,983               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
Carl M. Birkelbach(7)                 2,100             *              2,100               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
David H. Padden 1983 Trust           10,200             *             10,200               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
David Random                         12,740             *             12,740               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
Donald Gross                          5,100             *              5,100               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
Donald T. McKiernan(7)                3,200             *              3,200               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
Douglas E. Hailey(5)                 16,732             *             16,732               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
EmJayco                              15,285             *             15,285               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
Gary Arnold                          76,425            1.5%           76,425               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
George N. Gaynor                     10,200             *             10,200               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
Gustave Levinson and Lydia F.
Levinson                             12,740             *             12,740               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
JDN Partners, L.P.                  102,000            2.0%          102,000               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
John Clifford                        50,950            1.0%           50,950               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
John D. Holley                       76,425            1.5%           76,425               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
John L. Palazzola and Maria
Palazzola                            12,740             *             12,740               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
John R. Bertsch                      10,190             *             10,190               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
John R. Graham, Trustee of
the John R. Graham Trust              5,100              *             5,100               0                  *
dated 1/3/92
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
Joseph G. D'Amadeo(7)                 6,515              *             6,515               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
Laura A. Conroy(7)                    2,400              *             2,400               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
Lawrence S. Smith                     5,100              *             5,100               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
Lewco Securities as Nominee
for Schroder & Co. Custodian
f/b/o Ron Magruder and
Elizabeth Magruder                   50,950            1.0%           50,950               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
Lone Star Holdings Partners,
L.P.                                102,000            2.0%          102,000               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
Michael E. Recca(7)                   7,754             *              7,754               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
Michael Taglich(6)                   19,257             *             19,257               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------

                                      -11-

                                   Shares Beneficially Owned                       Shares Beneficially Owned After
                                       Prior to Offering                           Offering (1)
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
                                   Amount and                       Number of         Amount and
     Name and Address of           Nature of        Percentage   Shares Offered       Nature of         Percentage of
       Beneficial Owner             Ownership        of Class         Hereby           Ownership            Class
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------

Morton Topfer                       127,375            2.5%          127,375               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
Rafael Caballero                     25,475             *             25,475               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
Richard C. Oh(7)                      1,000             *              1,000               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
Robert C. Schroeder(7)                1,600             *              1,600               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
Robert F. Taglich(6)                 12,740             *             12,740               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
Robert L DeBruyn and Tracey
H. DeBruyn                            5,100             *              5,100               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
Sanford R. Penn Jr.                  25,475             *             25,475               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
Shadow Capital LLC                   25,475             *             25,475               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
Thomas J. Waggoner and Patsy
Ann Waggoner                          5,100             *              5,100               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
Thomas P. Morrisey                   15,285             *             15,285               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
U.S. Bank, National
Association, as Trustee for
the Dorsey & Whitney Master
Trust FBO Stanley Rein               10,200             *             10,200               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
Vincent M. Palmieri(7)                1,000             *              1,000               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
William C. Smith Jr.                  5,100             *              5,100               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
William J. Easton Jr.                 5,100             *              5,100               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
William Kuntz                        15,285             *             15,285               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
William Wieck & Elizabeth
Wieck                                 7,645             *              7,645               0                  *
------------------------------- ------------------ ------------- ----------------- ------------------ -------------------
Wulf Paulick and Renate
Paulick                               7,645             *              7,645               0                  *

-------------------------
* represents less than 1%.

(1)      Assumes  the  sale  of  all of  the  shares  offered  by  each  selling shareholder.
(2)      Percentage  ownership  for selling  shareholders  is based on 5,108,500
         (4,118,486  outstanding as of March 10, 1999,  plus 54,714  exercisable through the Warrants and 909,825  exercisable through conversion of the
         Series  B  Preferred  Stock  at  $2.00)  shares  of  the  common  stock outstanding.
(3)      The  number  of shares  beneficially  owned  with  respect  to  selling
         shareholders   holding  the  Series  B  Preferred  Stock  is  based  on
         conversion at the current conversion price of $2.00.
(4)      Includes (i) 2,505 shares of common stock  issuable upon  conversion of shares  of  Series B  Preferred  Stock  and (ii)  4,478  issuable  upon exercise of certain of the Warrants.
(5)      Includes (i) 5,100 shares of common stock  issuable upon  conversion of shares  of  Series B  Preferred  Stock and (ii)  11,632  issuable  upon exercise of certain of the Warrants.
(6)      Includes (i) 12,740 shares of common stock issuable upon  conversion of shares  of  Series B  Preferred  Stock  and (ii)  6,517  issuable  upon exercise of certain of the Warrants.
(7)      Represents shares issuable upon exercise of certain of the Warrants.


                                 DIVIDEND POLICY


         We have no present intention of paying any dividends on the common stock. We expect that, except for the dividends required to be paid or payable to the holders of the Series B Preferred Stock, we will retain our earnings, if any, to finance operations.

         The declaration and payment of future dividends to holders of the common stock will be at the discretion of our Board of Directors and will depend upon many factors, including our financial condition, earnings, the capital requirements of our operating subsidiaries, legal requirements and such other factors as the Board of Directors deems relevant.


                           MARKET FOR THE COMMON STOCK


         There is currently no established public trading market for the common stock. The common stock is traded on the OTC Bulletin Board. See "Risk Factors." As of March 19, 1999, we had 415 record holders of the common stock and 300 record holders of certain publicly traded warrants to purchase common stock (the "Public Warrants"). See "Description of Capital Stock".


                           PRICE RANGE OF COMMON STOCK


       Our common stock was traded on the Nasdaq National Market for fiscal years ended November 30, 1996 and 1997, and through November 6, 1998 for the fiscal year ended November 30, 1998. Currently, our common stock and Public Warrants are traded on the OTC Bulletin Board under the symbols "EMSI" and "EMSIW," respectively.

         The range of high and low bid closing quotations (and for periods prior to November 6, 1998, the high and low sale prices) for the common stock and the Public Warrants for each fiscal quarter for the two (2) completed fiscal years and the most current fiscal year, are as follows:


                                          Common Stock                                 Public Warrants
          1999                    High                    Low                    High                    Low
Second Quarter (through          $    2-1/16            $   7/8                 $   3/100              $   1/100
March 31, 1999)
First Quarter                    $    2-1/4             $   1-5/16              $   6/100              $   1/100
          1998                    High                    Low                    High                    Low
First Quarter                    $    4-3/8             $   2-1/16              $        2             $    1-1/8
Second Quarter                   $    5-7/8             $        3              $    1-5/8             $        1
Third Quarter                    $    2-7/8             $    5-3/8              $    1-1/2             $      1/2
Fourth Quarter                   $    3-3/4             $    1-7/8              $    1-1/8             $      3/8
          1997                    High                    Low                    High                    Low
First Quarter                    $    7-3/4             $    5-1/2              $   3-3/16             $    2-1/2
Second Quarter                   $    7-1/2             $    6-1/2              $    2-1/2             $      3/4
Third Quarter                    $    6-1/8             $        4              $    1-1/2             $        1
Fourth Quarter                   $    6-1/2             $        4              $        2             $    1-1/2


The foregoing quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - AT AND FOR THE FISCAL YEARS ENDED NOVEMBER 30, 1998, 1997 AND 1996

      Overview

         We recorded a loss of approximately $10.6 million in fiscal 1998 as compared with a loss of $2.2 million in fiscal 1997. The decline in results of operations related in part to a major restructuring plan ("Restructuring") implemented in fiscal 1998 pursuant to which we established a distribution relationship with Baan and incurred the associated costs of transitioning to the new relationship. In the Restructuring, we refocused our TCM product to the lower end of the mid market, added the Baan product for the upper mid market, and continued to offer the Intercim Corporation products in the Fortune 1000 market. Our management expects the transition in our product offerings to be completed in the first half of fiscal 1999. As part of the Restructuring, we incurred a restructuring charge of approximately $6.8 million.

         We recorded a loss of approximately $2.2 million in fiscal 1997 as compared with net income of $153,000 in fiscal 1996. The decline in results of operations was due in part to the delayed introduction of version 6.0 of the TCM software product as well as increased service costs associated with the implementation of new products and technologies. On November 26, 1997, we released version 6.0 of our TCM product which completed the application of a Windows compliant interface, the lack of which had negatively impacted software sales in the past. Also in fiscal 1997, we initiated a cost reduction program (the "1997 Cost Reduction") with the goal of reducing costs by $2 million per annum. We also announced a realignment of executive management, which included the departure of two executives.

         Although our goal is to return to profitability, no assurance can be given that the various measures that we have taken will actually result in the achievement of this objective. In addition, as a result of the fiscal 1997 and 1998 losses, we have been required to obtain waivers from our primary lender for covenant violations. In the event our financial performance does not improve or if we are unable to secure additional investment capital or sell assets to bolster our financial position, we will require additional covenant relief in fiscal 1999. In the event that such covenant relief cannot be obtained, it would likely have a material adverse effect on our liquidity, including our ability to fund current operations. Although we did raise additional equity capital in fiscal 1998 through the sale of preferred stock, our ability to borrow additional funds under our existing credit facility remains limited. As a result of our financial situation, all of our debt has been classified as short-term and our audit report contains a going concern explanatory paragraph.

         Our long term success is also dependent on our ability to attract and retain a highly qualified sales, development and service staff. We have recently experienced attrition at rates higher than our historical experience. We have taken steps to curtail the attrition, but no assurance can be given that these steps will be successful or that further attrition will not materially impact our financial performance.


      Results of Operations

      Total Revenue


         Total revenue for fiscal 1998 decreased 8.2% to $39,144,000 from $42,645,000 for fiscal 1997. Total revenue for fiscal 1997 increased 3.4% to $42,645,000 from $41,257,000 in fiscal 1996. The mix of software, services, and hardware revenues was 52.5%, 43.0%, and 4.5%, respectively, in fiscal 1998 as compared to 51.0%, 39.4%, and 9.6%, respectively, in 1997, and 46.3%, 37.4%, and
16.4%, respectively, in 1996. The growth in software and service revenues as a percentage of total revenues during these years was the result of a strategic decision to focus our marketing and selling efforts on generating an increased percentage of revenues from higher margin software and services as opposed to lower margin hardware sales. International revenues represented less than 10% of total revenues for all periods presented.


      Software License Fee Revenues


         Software license fee revenues are customer charges for the right to use our software products. These revenues decreased 5.5% to $20,553,000 in fiscal 1998 from $21,752,000 in fiscal 1997. The decrease in software license fees was mainly attributable to: (1) the attention and efforts spent in the transition to selling the new Baan product lines; (2) reduced revenues and corresponding returns from restructured operations ($2,000,000); and (3) reduced revenues due to a lower number of sales personnel as a result of attrition. Sales of the Baan products which began in April 1998, rose from $130,000 in the third quarter of fiscal 1998 to $1,553,000 in the fourth quarter of fiscal 1998. As additional sales personnel train in the Baan products, sales productivity temporarily decreases. The length of the sales cycle can range from two to twelve months depending on such factors as the size of the prospect or the complexity of the need of the prospect. We are also in the process of building a sufficient level of prospect leads to maintain and enhance necessary levels of sales activity. Our management expects that this decrease in productivity will gradually improve during the next two fiscal quarters, and, thereafter, return to historical levels. Exclusive of the territories closed in connection with the Restructuring, sales of our TCM software products declined 23.7% from fiscal 1997 to fiscal 1998 mainly due to prospect concerns about past financial performance. Our management expects slower sales of TCM products to continue until we become profitable. Sales of the Intercim software products increased 27.5% from fiscal 1997 to fiscal 1998. The software license fee revenues increased 13.9% to $21,752,000 in fiscal 1997 from $19,094,000 in fiscal 1996.
The main reason for this increase was the additional sales made to new customers during fiscal 1997.



      Service Revenues


         We offer both mandatory and optional services to our customers. Services provided include a telephone support program, systems integration, custom software development, implementation consulting, and formal classroom and on-site training. Service revenues increased to $16,846,000 in fiscal 1998 from $16,781,000 in fiscal 1997. This increase was mainly the result of higher levels of demand from customers upgrading to newer versions of our products, an increase in maintenance revenues, combined with a reduction in service revenues due to a lower number of service personnel as a result of both the Restructuring and attrition, along with a lower level of new TCM software unit sales. As we transition to include the Baan product, our management expects service revenues to increase. Initial services will be provided by third party providers, but will be later supplied internally as additional resources are added. Service revenues increased 8.9% to $16,781,000 in fiscal 1997 from $15,412,000 in fiscal 1996. This increase was primarily due to growth in the customer base and normal price increases



      Hardware Revenues

         As an option, we will sell computer hardware manufactured by others, along with our software and services. Hardware revenues decreased 57.6% to $1,745,000 in fiscal 1998 from $4,112,000 in fiscal 1997. Hardware revenues decreased 39.1% to $4,112,000 in fiscal 1997 from $6,751,000 in fiscal 1996.
These decreases were mainly due to increased sales of software on platforms for which we do not supply hardware. We have decided to reduce our sales of commodity priced hardware products and those which require specific expertise beyond the scope of our product focus. In turn, we have developed relationships with various system integrators which sell the hardware and provide these value-added hardware services.

      Cost of Third-Party Software License Fees

         Most of our system sales also include the sale of a report writer, a word processor, and/or other software components provided by outside suppliers. The integration of these products into our software products generally requires that we pay royalties to these suppliers. Cost of third-party software license fees increased to $4,717,000 in fiscal 1998 from $3,065,000 in fiscal 1997 and from $2,484,000 in fiscal 1996. Since third-party software products are generally sold in conjunction with our software licenses, the increases were historically attributable to a rise in the level of sales of our software as a result of new customer sales and existing customer upgrade sales. In fiscal 1998, $920,000 of the increase in the cost of third-party software license fees was attributable to the new relationship with Baan under which we purchase software licenses for sales to end users.


      Software Development Amortization


         Software development amortization represents the amortization of past investments made by us in product development. Software development amortization increased from $1,591,000 in fiscal 1996 to $2,535,000 in fiscal 1997, and decreased to $2,243,000 in fiscal 1998. The increase in 1997 mainly reflected an increase in past capitalized software development costs related to improvements to our software products. In the second quarter of fiscal 1998, however, we wrote-off a significant portion of our TCM capitalized software in conjunction with the Restructuring, which in turn lowered the amount of software development amortization.


      Cost of Services


         Cost of services as a percentage of related revenues increased to 85.7% in 1998 from 83.4% in 1997 and from 78.6% in 1996. The main reasons for the increases include increased costs related to warranty work, training costs associated with new personnel, allocation of resources to assist in developing new products, increased compensation for current employees, higher costs of out-sourced labor, and educational costs related to new products and technologies. Our management expects the cost of services as a percentage of related revenues to increase for the Baan product sales in the short term due to the cost of third party suppliers and the internal cost of training employees in the new products. The 1997 Cost Reduction reduced fiscal 1997 cost of services by $264,000 through a work force reduction and a decrease of indirect activities.


      Cost of Hardware


         Cost of hardware as a percentage of related revenues increased to 79.4% in fiscal 1998 compared to 79.3% in fiscal 1997 and 73.8% in fiscal 1996. The cost of hardware as a percentage of related revenue varies with the size of the system, the margin mix of items comprising the system being sold, and the competitive conditions of the customer sale. Additionally, the cost of hardware as a percentage of hardware revenues can vary due to the proportion of lower-margin sales (cost plus 11%) made to our joint ventures and affiliates, which were $233,000, $534,000, and $1,264,000 in fiscal 1998, 1997, and 1996, respectively.


      Net Product Development Expenses


         Product development expenses, net of amounts capitalized, increased from $2,235,000 in fiscal 1996 to $2,391,000 in fiscal 1997 and to $2,804,000 in fiscal 1998. These increases were mainly the result of our strategic initiative to increase investment in the development of future products, including the incorporation of various new technologies into our software products. The
Restructuring reduced both new product development expense and reduced the resulting level of software capitalized. The 1997 Cost Reduction lowered new product development expense by $876,000 through the reduction of the use of third-party consultants and a work force reduction. Total development expense (defined as net development expense plus amounts capitalized) decreased to $6,200,000 in fiscal 1998 from $6,862,000 in fiscal 1997. Total development expense increased to $6,862,000 in fiscal 1997 from $5,607,000 in fiscal 1996. These expenses expressed as a percent of related software revenues were 30.2%, 31.6%, and 29.4% in fiscal 1998, 1997 and 1996, respectively.


      Restructuring


         In the second quarter of fiscal 1998, we recorded a restructuring charge of $6,836,000 related to entering into the new distributor arrangement with Baan for manufacturing software, and a reduction of costs focused on improving our financial performance. Approximately $6,824,000 of the total charge has been paid or expensed as of November 30, 1998. We anticipate the remaining amount of approximately $12,000 to be paid in the first quarter of fiscal 1999. For additional information on the Restructuring, see Note 3 of Notes to Consolidated Financial Statements.


      Selling and Marketing Expenses


         Selling and marketing expenses decreased to $13,280,000 in fiscal 1998 from $15,957,000 in fiscal 1997. Selling and marketing expenses increased to $15,957,000 in fiscal 1997 from $14,060,000 in fiscal 1996. The operations discontinued in the Restructuring accounted for $1,691,000 of the decrease in selling and marketing expenses in fiscal 1998. As a percent of gross margin (total net revenues minus total costs of products and services), selling and marketing expense increased from 80.7% to 81.1% between fiscal 1997 and fiscal 1998, and from 70.0% to 80.7% between fiscal 1996 and fiscal 1997, respectively. The increase in selling and marketing expense as a percent of gross margin between fiscal 1998 and fiscal 1997 was due to: (1) personnel time spent building new pipelines for the new Baan products; (2) training costs for newly hired sales personnel; (3) time spent handling the concerns of prospective customers regarding our negative operating results; and (4) a general reduction of marketing activities ($495,000). The increase in selling and marketing expense as a percent of gross margin between fiscal 1997 and fiscal 1996 was due to: (1) lower margin due to higher costs of software license fees (see above) and higher costs of services (see above); (2) increased expenses from developing international markets ($134,000) and lower productivity of new personnel; and
(3) time spent handling the concerns of prospective customers regarding our operating results for fiscal 1997. The 1997 Cost Reduction lowered selling and marketing expense by $730,000 in fiscal 1997, mainly through a decrease in international market expansion, a focusing of market communications, and a work force reduction.


      General and Administrative Expenses


         For fiscal 1998, general and administrative expense decreased to $3,451,000 from $3,838,000 in fiscal 1997. General and administrative expense increased to $3,838,000 in fiscal 1997 from $3,416,000 in fiscal 1996. As a percent of gross margin (total net revenues minus total costs of products and services), these expenses were 17.0%, 19.4% and 21.1% in fiscal 1996, 1997 and 1998, respectively. The increases in general and administrative expense as a percent of gross margin from fiscal 1997 to fiscal 1998 was mainly due to an increase in legal and professional fees related to capital raising activities ($294,000). The increase in general and administrative expense as a percent of gross margin from fiscal 1996 to fiscal 1997 was mainly due to an increase in the provision for bad debts (2.5%). The 1997 Cost Reduction lowered general and administrative expense by $303,000 in fiscal 1997 mainly through a work force reduction.

      Other Income/Expense

         Other income/expense resulted in $587,000 of expense in fiscal 1998 compared with $377,000 of expense in fiscal 1997 and $118,000 of expense in fiscal 1996. Equity income from affiliates was $109,000 in fiscal 1998 compared with a loss of $25,000 in fiscal 1997 and $25,000 in fiscal 1996. Interest expense and interest income were $714,000 and $51,000, respectively, in fiscal 1998; $399,000 and $47,000, respectively, in fiscal 1997; and $145,000 and $89,000, respectively, in fiscal 1996. The increase in the levels of interest expense was mainly the result of increased borrowings under our borrowing facility. We anticipate that interest expense will continue to rise in the short-term with continued borrowings for operating and capital expenditure purposes.

      Income Tax Expense

         No income tax benefit was recorded for the fiscal year of 1998 compared to a benefit of $618,000 for the fiscal year of 1997. At November 30, 1998, we, for financial reporting purposes, were in a tax loss carryforward position. Generally accepted accounting principles prohibit us from recording a tax benefit under these circumstances.


      Liquidity and Capital Resources


         Cash provided by operations was $311,000 in fiscal 1998, $1,733,000 in fiscal 1997 and $2,906,000 in fiscal 1996. Non-cash expenditures, including restructuring, depreciation relating to capital expenditures and amortization associated with software product development, contributed to the cash provided.

         Investment activities used cash of $3,101,000 in fiscal 1998, compared to $5,363,000 in fiscal 1997 and $4,163,000 in fiscal 1996. The cash was used to fund capital expenditures of $170,000, $1,177,000, and $1,424,000 in fiscal 1998, 1997, and 1996, respectively, and to fund investment in capitalized software product development of $3,396,000, $4,471,000, and $3,372,000 in fiscal 1998, 1997, and 1996, respectively. We sold $505,000 of available-for-sale securities in fiscal 1997, and $1,247,000 of available-for-sale securities in fiscal 1996, which funded, in part, the capital expenditures and capitalized product development.


         Financing activities provided $2,797,000 of cash in fiscal 1998, $2,778,000 of cash in fiscal 1997, and $1,788,000 of cash in fiscal 1996. The cash provided in fiscal 1998 mainly reflected both the equity contribution from a preferred stock offering and borrowings on our credit facilities. As of November 30, 1998, we, based on the level of eligible accounts receivables, had $2,448,000 of availability under our $5,000,000 line of credit. As of January 31, 1999, we had $773,000 of availability under our line of credit.


         Our credit agreement with Foothill Capital Corporation contains certain restrictive covenants relating to income (EBITDA), tangible net worth, and level of capital expenditures. On January 28, 1999, we obtained a waiver from the lender as a result of our failure to meet the tangible net worth and EBITDA covenants. In order to meet financial covenants in the future and to meet short term operational needs, we will need positive operational results in the short term. In the event that our performance does not improve in the short term, we will need to secure additional waivers and/or alternative sources of financing (which could include the sale of assets). We are continuing our review of alternative sources of financing to deal with our current financial status. Although our management believes that waivers and/or additional financing can be obtained, if needed, no assurance can be given that waivers or such additional financing will be available to us on acceptable terms. In the event that we are unable to secure necessary waivers or additional financing, it would likely have a material adverse effect on our liquidity, including our ability to fund continuing operations.


         As a result of our current financial situation, we, in accordance with generally accepted accounting principles, have reclassified all of our outstanding debt under the credit facility as short-term debt. (See Note 8 to the Notes to Consolidated Financial Statements). All debt pertaining to the credit facility having cross-default provisions has been so reclassified
regardless  of  whether  or  not  covenant   violations  have  occurred
or are anticipated. Our report from our independent accountants contains a going concern explanatory paragraph, pursuant to which the auditors expressed substantial doubt as to our ability to continue as a going concern.


         The American Institute of Certified Public Accountants Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2), was issued in October 1997. SOP 97-2 is effective for transactions entered into in fiscal years beginning after December 15, 1997. Therefore, SOP 97-2 will effect transactions entered into by us after December 1, 1998. SOP 97-2 addresses various aspects of the recognition of revenue on software transactions and supersedes SOP 91-1, the policy previously followed by us. SOP 97-2 provides guidance on software arrangements consisting of multiple elements, evidence of fair value, delivery of elements, accounting for service elements, and software arrangements requiring significant production, modification, or customization of software. We currently believe that the impact of SOP 97-2 will not be material in regard to our consolidated financial statements.


      Market Risk

         Due to the variable rate paid on the revolver portion of our credit facility, we are exposed to market risk from changes in interest rates. Generally, if the base rate on the revolver averaged 2% more in fiscal 1999 than in fiscal 1998, our interest expense would increase by approximately $80,000. This amount is determined by considering the impact of the hypothetical interest rate on our borrowing cost, but does not consider the effects of the reduced level of economic activity that could exist in such an environment. We have not historically used financial instruments to hedge interest rate exposure and we do not use financial instruments for trading purposes and are not a party to any leveraged derivatives.


      Year 2000 Compliance

         We face "Year 2000" compliance issues similar to other companies in the manufacturing software industry. The problem relates to software systems and programs that use only two digits , rather than four digits, to represent a year. This does not allow processing of dates beyond the year 1999 and may result in incorrect calculations, reports or other information. Additionally, this may cause system failures from processors that are embedded in a multitude of devices.


         To address the Year 2000 problem, we established a corporate readiness program which began in fiscal 1994 with the a detailed analysis of our software products sold to our customers. We had originally started addressing the changes to the program code of our software products for Year 2000 issues in 1985. We later, in 1998, added the analysis of internal systems and third party suppliers of both software and any other goods that may have Year 2000 problems. We plan to complete our detailed assessment plan on or around March of fiscal 1999. A formal review and approval by the Board of Directors is expected to occur immediately thereafter.


      State of Readiness

      Company's Products

         Our current products have been designed and tested for Year 2000 compliance. However, due to the complexity of the software product, there can be no absolute assurance that our software products contain all the necessary date code changes. The versions of our software prior to version 5.1.2 in 1994 are known to contain code that is not Year 2000 compliant. In 1996, we notified customers of prior versions, and subsequently, of this non-compliance and customers were offered upgrades and implementation assistance to migrate to a Year 2000 compliant version. Our agreements with the customers since 1992 do not expressly obligate us to furnish an updated version of the software that is Year 2000 compliant. Our analysis of contracts prior to 1992 indicate an immaterial level of obligation to furnish updated software.


      Internal Systems

         We are in the process of assessing the Year 2000 readiness of our internal computer information system and non-computer systems, such as telecommunications equipment, network equipment, etc., to determine whether such systems are Year 2000 compliant. Even though substantial work has already been completed, a complete detailed plan to address any assessed Year 2000 problems should be available on or around March 1999. We expect to complete deployment of Year 2000 corrections on or around September 1999.


      Third Party Reseller and Key Suppliers

         We plan to assess the Year 2000 readiness of our resellers and key suppliers during the first and second quarter of fiscal 1999. With respect to certain of our most significant resellers and suppliers, we have already made inquiries to assess their readiness and have obtained published information indicating that they are in compliance.


      Costs

         We estimate the historical costs to remediate the Year 2000 issues have totaled $968,000 and future costs to remediate will be approximately $500,000.

      Risk

         Failure to correct critical Year 2000 issues could cause a serious interruption in our business operations. Such interruptions could have a material impact on our results of operations, liquidity, and financial condition. We are taking actions to minimize these issues, but no assurance can be given that all potential issues can be eliminated. Additionally, the effects of potential litigation can not be estimated and such litigation could have a material effect on the results of operations. Finally, factors outside our control could also cause disruption of business activities which could materially affect the results of operations.

      Contingency Plans

         We are in the process of evaluating contingency plans to handle the controllable risks regarding Year 2000 compliance. Certain of the risks such as lengthy power outages or communication failures may not be circumvented. A detailed plan of controllable risks is expected to be available on or around September 1999.

                                    BUSINESS

      Overview


         We develop, market and support integrated manufacturing and business management software. Our software is designed with the underlying philosophy that time is a crucial element in manufacturing, and that reducing time in the manufacturing process leads directly to increased profits for the manufacturer. Our software integrates technologies that allow our customers to optimize their labor, capital and inventory utilization. The software we offer functions on the Windows NT, IBM AIX, Open VMS, SCO-Unix, and HP-UX operating systems. We also provide support services for our software products and, on a selective basis, sell computer hardware.

         Software products offered by us include: TCM(R), which is a Manufacturing Execution System, and FACTORYnet(R) I/S, which is an integrated
Manufacturing Execution System, providing production management, shop floor scheduling, and operations support. We also offer Baan software. These software products provide up-to-the-minute information to track production and business operations. This facilitates real-time decision making and enables employees throughout an organization to respond quickly to marketplace demands and unanticipated events.

         We typically focus our sales and marketing efforts on "discrete" manufacturing plants. Discrete manufacturers assemble or fabricate parts into finished products as distinguished from "process" manufacturers which mix, separate and otherwise combine or control ingredients to create finished products. We have licensed our software products to over 1,700 customer sites. We distribute our products in the United States through eleven branch offices and through seven joint ventures and independent distributors.

         We typically focus our sales and marketing efforts on discrete manufacturing plants. We have licensed our software products to over 1,700 customer sites. We distribute our products in the United States through eleven branch offices and through seven joint ventures and independent distributors.

         We were incorporated in Wisconsin in 1978. We became a publicly held company as a result of our initial public offering which was completed in February 1994. During 1995, we acquired Intercim Corporation and the remaining interest in Effective Management Systems of Illinois, Inc., a joint venture subsidiary. In 1996, we acquired the remaining interest in Darwin Data Systems Corporation another joint venture subsidiary. For further details regarding the Darwin Acquisition, see Note 2 of Notes to the Company's Consolidated Financial Statements.

         In April 1998, we undertook a major restructuring and recorded a restructuring charge of approximately $6.8 million. The restructuring included entering into the distribution agreement with Baan and various cost reduction aimed at improving our financial performance. In connection with the restructuring, we closed facilities both in the United States and internationally and decreased our workforce, particularly in development, marketing and administration. For additional information regarding the restructuring, see Notes 3 and 4 of Notes to our Consolidated Financial Statements.

         For our fiscal year ended November 30, 1998, we incurred a net loss of approximately $10.6 million, inclusive of the restructuring charge. Our audit report for the 1998 fiscal year contains a going concern explanatory paragraph, pursuant to which our auditors have expressed substantial doubt as to our ability to continue as a going concern.


      Industry Background


         In the early 1970's, the material requirements planning ("MRP") approach was developed to enable manufacturing companies, with the aid of computers, to plan and manage their businesses more efficiently by managing the flow of materials at various stages of the manufacturing process. In the 1980's, this approach evolved into manufacturing resource planning ("MRP II"), which considers labor and equipment planning for the manufacturing  process  as part of an  iterative  materials  planning  approach.
Concurrently with the evolution of MRP II, manufacturing companies (predominantly in Japan) developed a management technique which emphasizes the supply of component parts to "assembly-oriented" manufacturing plants on a "just-in-time" basis. This technique not only was the first to emphasize "time" in its orientation, but had desirable outcomes for manufacturers, including improved quality, lower costs and lower inventory levels.

         In the 1990's, new management approaches for manufacturing companies have emerged which focus on "time" as the critical element in the manufacturing process. In these management approaches, the manufacturer analyzes the component of time across its entire organization with the goal of correlating the expenditure of time to the addition of value to the finished product or service. Beyond the production focus of the "just-in-time" environment, this new approach focuses on time in all areas of the operation from engineering to manufacturing and from customer order processing to shipment. This new approach differs from MRP II in that it often focuses on improving business operations by treating plant capacity and labor resources as the primary scheduling items and treating material availability as a secondary consideration in manufacturing planning. The new approach emphasizes "operations decision-making" support in contrast to the planning emphasis of MRP II and more recently developed planning systems such as enterprise resource planning ("ERP"). Manufacturing Execution Systems, a new category of information systems, complement ERP systems by making available real-time information from the factory floor and enhancing production performance and decision-making associated with plant operations. We believe that Manufacturing Execution Systems represent a relatively new marketplace with substantial benefit potential for manufacturers. We believe that this "time emphasis" in manufacturing management, which is the focus of our TCM(R), Baan, and FACTORYnet(R) I/S products, will be an essential component of the management approach for many manufacturers in the future.

         According to an industry publication, consolidation in the manufacturing systems software industry resulted in the top ten ERP software companies garnering 82% of the industry's revenues in 1997. Historically, five of these top ten ERP software companies have focused on providing their products to large manufacturing companies. This group of companies is referred to as the "Tier 1" ERP software companies. Each Tier 1 ERP software company spends annually in excess of $100,000,000 on research and development.

         Such levels of expenditure on research and development present a challenge to mid-sized ERP software companies like us to provide competitive products to mid-sized to upper mid-sized manufacturing companies at an affordable price. We do not have equivalent levels of expenditures on research and development. Also, for the first time, Tier 1 ERP software products have become practical for mid-sized to upper mid-sized manufacturing companies to use.


      Strategy


         Our objective is to become a leading provider of integrated business software systems for discrete manufacturing plants. We have identified three strategic initiatives to achieve this goal.

         Focus on Time Critical Manufacturing. We believe that manufacturers are striving to become more "time competitive," and that manufacturing software which focuses solely on providing information for planning and on recording information for historical analysis will be inadequate to meet the needs and demands of manufacturers in the years to come. To be effective in the future, we believe that manufacturing software will be required to empower individuals at all levels of an organization to make immediate decisions regarding production processes and business activities. Since 1988, we have focused our resources on developing software to assist time-oriented manufacturing management. Our software facilitates real-time decision-making by employees enabling them to change processes proactively and react quickly to marketplace demands and unanticipated events. With few exceptions, we believe that the limited number of information system implementations currently in place which have this "time" focus have been developed on an individual customized basis. We are not aware of other major products available in our target market for discrete manufacturers which offer both planning and execution systems and have a strategy of focusing on time.

         Commitment to Manufacturing Execution Systems. We believe that discrete
manufacturers  can  gain  significant   competitive  advantage  by  implementing
Manufacturing Execution Systems.

         We offered our first Manufacturing Execution System package in 1988 and believe that it is currently a leader in this software segment. Typical business functions included in a Manufacturing Execution System are described below. Although the people in an organization which use this software on a minute-to-minute and hour-to-hour basis are the factory operations personnel, we believe that the value manufacturers realize from implementing a Manufacturing Execution System extends far beyond this realm. We believe, based on the experience of our customers, that the major benefit of implementing a
Manufacturing Execution System within an organization is improved customer service and competitiveness. These systems allow an organization to reduce non-value added elapsed time in the overall business process. We currently offer two Manufacturing Execution System products, one which is pre-integrated with a total software offering for the entire enterprise (TCM(R)) and the second is FACTORYnet(R) I/S in which our personnel use Manufacturing Execution System software to "round out" and complete partial manufacturing execution system initiatives already undertaken by the customer.

         Our management believes Manufacturing Execution Systems software provide a significant market opportunity for us and, correspondingly, has strategically committed us to enhancing our Manufacturing Execution System software offerings and marketplace presence.

         Emphasis on Pre-Integrated Software for Discrete Manufacturing. Our experience in the marketplace resulted in the 1995 introduction of the first "pre-integrated" Manufacturing Execution System software offering for discrete manufacturers. Software pre-integration means that a customer can buy a comprehensive set of software which has already been integrated and proven to function. We believe that "pre-integration" of much of our software reduces the time and cost of system implementations and increases the business value to the manufacturer similar to the way that "suites" of desktop software have affected that marketplace.


      Software Products


         We develop, market and support TCM(R) application software for discrete manufacturing companies. We offer licenses for several software products: (a) TCM(R), which is a full function business and ERP software system, including a pre-integrated Manufacturing Execution System providing production management, shop floor scheduling and operations support and (b) FACTORYnet(R) I/S, which is a Manufacturing Execution System that provides production personnel with correct revisions of drawings, specifications, procedures, and instructions to help them make a better product and make it right the first time. In addition, we market Baan software, which includes an ERP software system and is designed for mid-sized to upper mid-sized manufacturing companies.


         Our products are designed for discrete manufacturers, including both stand-alone manufacturing plants and autonomous divisions of large corporations. "Discrete" manufacturers assemble or fabricate parts into finished products as distinguished from "process" manufacturers which mix, separate and otherwise combine or control ingredients to create finished products. Our focus on discrete manufacturers includes the market segments of repetitive and electronics manufacturers which some people identify as additional market segments.

      Time Critical Manufacturing Software Products


         Our software provides assistance for a broad range of tasks identified in the six categories set forth below. TCM(R) and FACTORYnet(R) I/S provide different capabilities within the Manufacturing Execution System and Decision Support Tools categories described below. We anticipate that over time the two Manufacturing Execution System product offerings will evolve into a single product which is more comprehensive than either of them separately.

I.        PLANNING
          Master Production Scheduling            Manufacturing Resource Planning II          Capacity Planning

II.       PRODUCT DATA MANAMENT
          Product Configurator                    Engineering Change Control                  Standard Bills of Material
          Standard Routings                       Computer Aided Manufacturing ("CAM")        Document Library
          Item Master                             Computer Aided Design ("CAD")               Standard Cost Build Up

III.      SUPPLY CHAIN MANAGEMENT
          Customer Service                        Inventory Control                           Procurement
          Estimate/Quote                          Inventory Management                        Requisitions
          Customer Maintenance                    Distribution Management                     Vendor Maintenance
          Customer Order Processing                                                           Purchase Orders
          Shipping                                                                            Vendor Performance
          Liability & Warranty                                                                EDI
          Electronic Data Interchange ("EDI")

IV.       MANUFACTURING EXECUTION SYSTEM
          Shop Floor Management                   Job Cost
          Bar Code Factory Data Collection        Time & Attendance
          Plant & Equipment Maintenance           Shop Floor Scheduling
          "As Built History"                      Quality Management*
          Electronic Traveler                     Machine Interface
          Messaging & Alarms                      EMS Gateway
          Electronic Work Instructions
          Distributed Numerical Control ("DNC")

V.        FINANCE, ACCOUNTING, AND ADMINISTRATION
          Accounts Receivable                     General Ledger                              Fixed Assets*
          Accounts Payable                        Human Resources*
          Standard Cost                           Payroll*

VI.       DECISION SUPPORT TOOLS
          Executive Information System            Document Library
          Report Writer                           E-Mail
          Database                                Internet
          Notification Services                   ODBC Access

VII.      BAAN SOFTWARE PRODUCTS
          Capacity Requirements Planning          Project Network Planning
          Engineering Change Control              Repetitive Manufacturing
          Engineering Data Management
          Master Production Scheduling
          Material Requirements Planning
          Product Classification
          Product Configuration
          Production Control
          Production Planning
          Project Budgeting
          Project Control

    *These Products Are Provided Based On Third Party Sublicensing Alliances.

I.       Planning.

         The planning modules provide master production scheduling capability integrated with rough cut capacity planning to assist production organizations in planning materials requirements and manufacturing resource levels for the manufacturing facility.

II.      Product Data Management ("PDM").


         PDM modules allow for product definition and control of engineering changes and relationships among component parts. These modules include software which interfaces with industry popular CAD systems and CAM software.


III.     Supply Chain Management.


         The customer service modules provide control over the customer order cycle, including quotations, order entry, acknowledgment printing, pick ticket printing, shipping and invoicing. These modules allow for flexible pricing table and multiple order types, including telephone orders, blanket orders and releases, over-the-counter orders and credit memos. We believe that our software for EDI, which facilitates electronic order entry and advance shipping notification, is particularly useful in meeting the needs of the automotive and retail supply industries.

         The inventory management modules provide engineering data control and offer inventory record keeping, availability projections and replenishment planning. These modules provide bin, lot and serial number control, multi-location support, cycle counting and physical inventory control.

         The procurement modules provide control of the purchasing cycle, including authorized vendor price quotations, purchase order entry and printing, receipts entry and vendor performance analysis. These modules coordinate blanket orders and releases, one-time purchase orders, orders for non-productive materials and electronic mail notification upon receipt.


IV.      Manufacturing Execution System.


         The TCM(R) and FACTORYnet(R) I/S software products offer integrated Manufacturing Execution Systems which (i) provide production management, shop floor scheduling, distribution of "electronic drawings" as well as textual information on factory floor computer workstations, (ii) collect information from bar coding systems and (iii) facilitate the establishment of direct connections for virtually any machine tool and/or CAD systems. The products also include quality systems integration for statistical process control analysis. These Manufacturing Execution Systems may operate as stand-alone systems or be integrated into existing customer systems, and are pre-integrated with the remainder of our software.


V.       Finance, Accounting and Administration.

         These modules provide general accounting and financial assistance in tracking and estimating planned and actual work-in-process costs. Any information from the finance and accounting database may be readily pulled into personal computer spreadsheet systems for further analysis and reporting. These modules also interface with third party human resource, fixed assets, and payroll software products sold by us.

VI.      Decision Support Tools.

         These software modules are a combination of internally developed and third party software sold by us which facilitate data management, analysis, customization, communication, etc., with and between our software and other software in the customer's computing environment.


VII.     Baan Software Products

         In 1998, we became a value-added authorized reseller of Baan software. We look to Baan, a leader in dynamic enterprise modeling software, to expand our ability to deliver business value to our customers. Not only does Baan software offer outstanding features, all the Baan applications are fully integrated to provide consistency and visibility for all activities across entire operations. All Baan software applications can be configured to reflect business relationships between multiple sites. Further comprehensive international capabilities make it easy for companies to integrate Baan software applications across international borders.

         Our software modules may be licensed individually or in combination to allow companies with differing business needs and schedules to have flexibility in the implementation of a software system. Customers generally license between $30,000 and $1,000,000 of software per plant, with the total license fees per plant based on the modules licensed and a per seat license fee.

      Software Technology


         We invest in a wide range of software technologies which are important not only for our end user customer but also for our internal software development and distribution. In appropriate circumstances, we have licensed software developed by others and integrated various features of that software into our own software products. For example, our software products incorporate imaging technology, which enables the user to store and interactively display images such as photographs of steps in a particular production process, diagrams of manufacturing sub-assemblies or motion video depicting the proper operation of a machine. This imaging capability facilitates manufacturing and production set-up and also assists users in satisfying ISO 9000 certification criteria (a set of international quality standards). Our products also include EDI.

         The Baan product line provides mid-sized to upper mid-sized manufacturing companies with technology that utilizes Baan's proprietary toolset, which has been recognized as leading technology for large and mid-sized manufacturing companies.

         For internal software development, we employ software language tools that we believe are instrumental in achieving software productivity improvements and allow end users flexibility to customize their software systems. We have also developed proprietary software which facilitates the conversion of our software products into various foreign languages, including complex Asian languages. We believe that this technology is useful not only in penetrating foreign software markets, but also in assisting customers which use our software products on a multi-national basis.


      Customer Services


         We offer comprehensive services for our customers. Services provided by us include a telephone support program, system integration, custom software development, implementation consulting, and formal classroom and on-site training. At the customer's option, these services, which are available for all of our software products, can be provided entirely by us or may be supplied in part by the customer or another third party such as a systems integrator or consulting firm. These services, which provide a recurring stream of revenue for us, are offered on an unbundled basis for either an annual or a multi-year subscription period. All of the services offered by us are optional, except that we require first-time licensees of our software to subscribe for at least two years of telephone support. We believe that the availability of effective customer services is critical for customer satisfaction and to increase software license fee revenues. We further believe that services can provide a continuing and more predictable source of revenue as compared to software license fee revenues. For the years ended November 30, 1998, 1997, and 1996, services revenues accounted for 43.0%, 39.4% and 37.4% of our total net revenues, respectively.

         The following is a brief description of the various customer services we provide:


         Telephone Support Program. Our telephone support program is a comprehensive, fee-based program designed to help customers obtain the maximum benefit from our business management software. The telephone support program is handled out of our Minnesota, Illinois, and Wisconsin offices and is staffed by thirty trained professionals. The program includes, among other services, answering technical questions regarding standard software, and diagnosing and resolving equipment and software problems.

         System Integration and Custom Software Development. We offer system integration and custom software development services, on a fee basis, to meet specific customer requirements and to integrate our software with a customer's existing computer system. We have developed a Time Critical Implementation Methodology ("TCIM"), which is a proprietary implementation methodology intended to facilitate integration and efficient implementation of our products at customer sites. This approach is designed to allow the customer to obtain business benefits sooner than with less structured methodologies. Ongoing technical support is also available from us to all customers who elect to purchase custom software development services.


         Implementation Consulting. We provide consulting services, on a fee basis, to assist customers in implementing our TCM(R) or Baan software systems using the TCIM approach. These services include value-added implementation planning, project management and specialized customer training. We employ a full-time professional services staff to provide these and other services.


         Training. We offer customers a series of both classroom and on-site training options. Training includes classroom and personal instruction at a number of our locations or at the customer's plant site. Standardized training is offered for a fixed fee per class.

      Hardware Products

         We sell computer hardware and data collection equipment in order to facilitate sales of our software products to customers requiring a complete management information system. We sell, among other hardware, factory data collection equipment, CAMates(R) (a small specialized computer allowing users to monitor and collect data from production machines), bar coding systems, networking and communication equipment, and occasionally server and client computer hardware. The factory data collection and bar coding hardware is purchased from the original manufacturers and resold on a project basis. This equipment ranges from fixed mount bar code scanners and printers to portable units and radio frequency network units. We also offer our customers networking and communication hardware and server and client computing hardware which we purchase from original manufacturers, including Intermec Corporation, plus two distributors, Keylink SystemsSM and Ingram Micro, Inc. During the past several years, we have focused our efforts on generating an increasing percentage of our net revenues from software license fees, which have a higher margin than hardware revenues.

      Markets and Customers


         We target companies operating discrete manufacturing plants predominantly in the Eastern half of the United States. These plants may be owned by privately held companies or by large, multi-national public corporations. Our customers include, among others, capital equipment manufacturers, job shops, high volume manufacturers, automotive suppliers, consumer product manufacturers, and aerospace equipment manufacturers. During each of the past three fiscal years, no one customer has accounted for more than 10% of our total net revenues.


      Sales and Marketing

         In the United States and Canada, we license our products and offer services through a direct branch office sales force, joint ventures and independent distributors as reflected in the table below:

  Branch Office            Independent Distributor        Joint Venture Location
   Locations                 Territories
  Austin, TX                Miller Place, NY
  Boston, MA                Menomonee, MI
  Chicago, IL               Pittsburgh, PA
  Cincinnati, OH            Wausau, WI

  Detroit, MI               West Des Moines, IA
  Houston, TX               Brainerd, MN
  Los Angeles, CA
  Milwaukee, WI
  Minneapolis, MN
  Norwalk, CN
  Port St. Lucie, FL
  Rockford, IL

         We own 50% of the joint venture operating in Cleveland. We obtained our interest in this joint venture primarily in exchange for technical knowledge and management expertise. We have no obligation to fund any losses that may be incurred by the joint venture.

         Our direct sales personnel are compensated on a salary plus commission basis. Our joint venture and independent distributor agreements generally provide that sales will be made by authorized resellers from offices within a designated territory. The agreements obligate us to license the reseller at specified prices and to provide training to each reseller. Resellers are normally obligated to sell a specified minimum amount of our software to keep the agreements in effect. We also maintain a staff of systems consultants who offer pre- and post-sales support to the sales and distribution network.


         We market our products through advertising campaigns in national trade periodicals and through direct mailings. These efforts are supplemented by listings in relevant directories and trade show and conference appearances. We are also given leads regarding potential customers by our hardware and services vendors, existing customers and various accounting and consulting firms.


         Sales cycles for our products vary substantially based on the degree of integration, consulting and training required and also on the status of the customer's hardware system implementation. A sales cycle is usually three to twelve months from the time an initial sales presentation is made until the time a signed license agreement is entered into with a customer.

      Strategic Arrangements


         A facet of our strategy is to establish arrangements with suppliers of state of the art information systems technology. Over the last five years we have worked to expand the number of our strategic relationships.

         We have distributor relationships with Keylink SystemsSM, a subsidiary of Pioneer Standard Electronics, Inc. Company, and Ingram Micro, Inc., which supply computers, associated peripherals and third party software. We have arrangements with Intermec Corporation relating to bar code data collection systems which are integrated on an "off-the-shelf" basis into our software products. Our software has been integrated with other bar coding systems on a customized basis. We also have a relationship with the Datamyte Division of Rockwell Automation for its Quantum quality control software product line.

         In addition to our relationships with equipment providers, we have relationships with numerous software product suppliers. These companies provide software which we use within TCM(R) and FACTORYnet(R) I/S software. Synergex International Corporation has provided us with the Synergy 4GL Applications Development Environment since 1990. We purchase EDI software from Supply Tech and Radley Corporation.

         We have a relationship with Baan of the Netherlands by which we are licensed to resell their software throughout the United States. We focus our efforts on Baan sales in nineteen states within the Eastern half of the United States. These states represent over 50% of the mid-sized discrete manufacturing companies in the United States. We are the first mid-sized ERP software company to establish such a relationship with respect to a Tier 1 manufacturing software product.

         Our relationship with the equipment and software product suppliers described above is basically that of a reseller of such suppliers' products. As such, we are entitled to volume discounts on products which we purchase and are generally entitled to the benefits of cooperative marketing programs.

      Product Development


         We believe we must continue to enhance and broaden our software products to meet the constantly evolving needs of discrete manufacturers within our target market. We rely on internal development and development related to customized projects implemented at field sites to extend, enhance and support our software products, and develop and integrate new capabilities.

         In general, we have historically made one new product release each year. These formal releases are supplemented by periodic releases for our EDI software to respond to ongoing changes in trading partner requirements.

         During the fiscal years ended November 30, 1996, 1997, and 1998, our total software investment (consisting of product development expenses and capitalized software development costs) was $5.6 million, $6.9 million and $6.2 million, respectively. Product development expenditures which were expensed and not capitalized during those three fiscal years totaled $2.2 million, $2.4 million and $2.8 million, respectively.

         Software development efforts currently in progress include the development of product enhancements such as additional object orientation features within our products, enhanced client-server network operations on various operating systems, extended operation on various relational database products, and enhanced functional capability. There can be no assurance, however, that these development efforts will result in product enhancements that we will be able to market successfully. Certain of these enhancements are dependent upon the development efforts of third party suppliers over whom we have no control. In the event the development efforts of the third party suppliers are delayed or are unsuccessful, our software developments would be similarly delayed. Software development is, however, an evolutionary process and our management believes we could eventually find other suppliers or, if unsuccessful in our search, that we could successfully re-engineer existing products to fulfill our requirements.


      Competition

         The manufacturing software industry is intensely competitive and rapidly changing. A number of companies offer products similar to our products. Some of our existing competitors, as well as a number of potential competitors, have larger technical staffs, more established and larger marketing and sales organizations and significantly greater financial resources than us.


         We believe that our employees' understanding of diverse manufacturing operations and processes and the potential business benefits of the TCM(R) management approach to such operations allow us to differentiate ourselves from competitors. Other competitive factors include software product features and functions, product architecture, the ability to function on a variety of operating systems, technical support and other related services, ease of product integration with third party application software, price, and performance. In December 1997, Gartner Group identified twenty-four competitors in the North American mid-market ERP area for discrete manufacturers. Additionally, that firm identified eight competitors in the Manufacturing Execution Systems market as of June 1997. Although Gartner Group identified a limited number of competitors in its Manufacturing Execution Systems study, we generally do not encounter these competitors in the marketplace. We believe that our primary competition for our Manufacturing Execution System products are customized software products developed by internal data processing staffs or by third party offerings for both ERP and Manufacturing Execution System discrete manufacturers.

      Intellectual Property


         We have registered or have applied for registration of our "EMS" and "TCM(R)" trademarks for software services and products with the United States Patent and Trademark Office and with the equivalent offices of most foreign countries in which we currently do business. Among others, we have also received or applied for trademarks for products marketed under the names FACTORYnet(R) I/S and CAMate(R).


         We regard our software products as proprietary in that title to and ownership of our software reside exclusively with us. We attempt to protect our rights with a combination of trademark, copyright and employee and third-party nondisclosure agreements. Despite these precautions, it may be possible for unauthorized parties to copy or reverse-engineer portions of our software products. While our competitive position could conceivably be threatened by our inability to protect our proprietary information, we believe that copyright and trademark protection are less important to our success than other factors such as the knowledge, ability and experience of our personnel, name recognition and ongoing product development and support.

Employees


         As of March 31, 1999, we had 295 full-time employees, of whom 72 were engaged in sales and marketing; 73 in product development; 83 in customer service; and 67 in management, finance and administration. Our employees are not represented by any collective bargaining organization and we have never experienced a work stoppage. We consider our employee relations to be good.


      Properties


         Our corporate headquarters are located in Milwaukee, Wisconsin, in a leased office consisting of approximately 42,000 square feet under a lease expiring November 30, 2003. We lease additional facilities domestically in Austin, Texas; Boston, Massachusetts; Chicago, Illinois; Detroit, Michigan;
Houston, Texas; Minneapolis, Minnesota; Port St. Lucie, Florida; Rockford, Illinois and Los Angeles, California. We lease office space internationally in Hong Kong, and China. See Note 8 of the Notes to Consolidated Financial Statements for information regarding our total lease obligations.


      Legal Proceedings


         As of the date of this filing, neither we nor any of our subsidiaries is a party to any legal proceedings, the adverse outcome of which, in our management's opinion, would have a material effect on our results of operations or financial position. In December 1998, a judgment was issued in a legal proceeding that resulted in us being ordered to pay $212,000.

                                   MANAGEMENT

      Directors and Executive Officers


         The following table sets forth the name, age and position of each person who, as of March 10, 1999, is a director nominee for director and/or an executive officer of the Company:


  Name                        Age                 Position
Helmut M. Adam                 48       Director

Michael D. Dunham              53       President and Chief Executive Officer;
                                         Director
Thomas M. Dykstra              57       Vice President, Secretary and Treasurer;
                                         Director
Jeffry J. Fossum               45       Chief Financial Officer and Assistant
                                         Treasurer
Richard W. Grelck              56       Chief Operating Officer

Scott J. Mermel                51       Director

Elliot Wassarman               59       Director

Wayne T. Wedell                40       Vice President - Services

Robert E. Weisenberg           49       Director


         Helmut M. Adam, 48, has served as President of Olympus Flag & Banner, Inc., a manufacturer of banners, flags and display products, since 1992. Prior thereto, Mr. Adam was President of Ransomes Inc., a manufacturer of commercial grass mowing equipment. Mr. Adam is a Certified Public Accountant. Mr. Adam has both B.B.A. and M.B.A. degrees from the University of Wisconsin and an M.S. degree in Accounting from the University of Wisconsin-Milwaukee.

         Director since: 1987

         Michael D. Dunham, 53, our co-founder, has served as our President and Chief Executive Officer since our inception in 1978. Mr. Dunham has over 20 years of experience in management, sales, consulting, software design and development in the manufacturing and distribution software industry. Mr. Dunham has a B.S. degree in electrical engineering from the University of Denver and a Masters of Management Science degree from the Stevens Institute of Technology. Mr. Dunham is a Fellow of the American Production and Inventory Control Society.

         Director since: 1978

         Thomas M. Dykstra, 57, our co-founder, has served as our Vice President and as Secretary and Treasurer since our incorporation in 1978. During his tenure, Mr. Dykstra has managed several different functions including product development, marketing, affiliate sales, finance, and administration and support. Mr. Dykstra has a degree in mathematics from Hope College and an M.B.A. degree from the University of Chicago. Mr. Dykstra is a Fellow of the American Production and Inventory Control Society.

         Director since: 1978

         Jeffrey J. Fossum, 45, has served as our Chief Financial Officer since 1987 and as Assistant Treasurer since December 1993. From 1983 to 1987, Mr. Fossum was the Controller of Berg Company, a manufacturer of restaurant equipment. Mr. Fossum received his B.A. degree from the University of Wisconsin-Eau Claire. Mr. Fossum is a Certified Public Accountant.


         Richard W. Grelck, 56, has served as our Chief Operating Officer since April 1998. From June 1997 to April 1998, Mr. Grelck served as Vice President of Technology Development and from February 1995 to June 1997 he served as Vice President of Manufacturing Technology. Also from February 1995 to June 1997 he served as Vice President and General Manager of a wholly-owned subsidiary that sells and services our software products in Illinois and Indiana. Prior to February 1995 that subsidiary, EMS of Illinois, Inc., was a 50% EMS owned joint venture in which Mr. Grelck held the position of Chief Executive Officer from its founding in 1983 to 1995. Mr. Grelck has a B.S. degree in Electrical Engineering from Northwestern University.

         Scott J. Mermel, 51, is a private investor. From April 1997 to July 1998, Mr. Mermel served as Vice President, Marketing of Metrix, Inc., a developer and marketer of customer service and product support software. From 1980 to April 1997, Mr. Mermel was a floor trading member of the Chicago Mercantile Exchange. Prior to that, he held several managerial positions with Xerox Computer Services, a developer and marketer of software systems for manufacturing companies. Mr. Mermel has a B.S. degree and an M.S. degree in Industrial Management from MIT.

         Director since: 1987

         Elliot Wassarman, 59, is an independent consultant to the high technology market. In 1998, Mr. Wassarman served as President, Chief Executive Officer, and a Director of Mitek Systems, Inc., a developer of neural networked intelligent-character-recognition and advanced forms processing software. From 1996 to 1997, he served as President, Chief Executive Officer, and a Director of Electric Classifieds, Inc. (k/n/a InstantObjects, Inc.), an internet e-commerce products and services startup. During 1996, Mr. Wassarman also served as President, Chief Operating Officer, and a Director of Teralinx Communications Corp. From 1990 to 1996, Mr. Wassarman served as President, Chief Executive Officer, and a Director of Promis Systems Corp., a software company. Mr. Wassarman has a B.A. degree from Suffolk University.

         Director since: 1999

         Wayne T. Wedell, 40, joined us in 1981 and has held positions of Account Manager, Senior Account Manager, Group Manager as well as Professional Services Manager, and was promoted to Vice President-Services in 1992. Mr. Wedell holds a B.A. degree in business administration from the University of Wisconsin-Milwaukee.

         Robert E. Weisenberg, 49, is President of Northwoods Software Development, Inc., a software development firm. From December 1989 to December 1997, Mr. Weisenberg was our Vice President - Operations and General Manager. Mr. Weisenberg also served as our Assistant Secretary from December 1993 until December 1997. Mr. Weisenberg has a B.A. degree from Stanford University and is a Certified Public Accountant.

         Director since: 1993

      Director Compensation


         Directors who are officers or employees of the Company receive no compensation as such for service as members of either the Board of Directors or committees thereof. In fiscal 1998, the non-employee directors received a cash retainer fee of $3,500. In addition, non-employee directors are entitled to receive grants of options to purchase the common stock under the 1993 Stock Option Plan (the "1993 Plan"). Under the 1993 Plan, each person who is first elected as a non-employee director automatically receives on the date of his or her election an option to purchase 2,030 shares of the common stock. On the day following the annual meeting of shareholders in each year, each non-employee director is also entitled to receive an option to purchase 1,500 shares of the common stock for serving on the Board of Directors and an option to purchase 1,000 shares of the common stock for each Board of Directors committee on which the director serves. Options granted to non-employee directors have a per share exercise price of 100% of the fair market value of a share of the common stock on the date of grant. Non-employee director options under the 1993 Plan vest as to 10% of the shares subject thereto on the first anniversary of the grant date, an additional 20% on the second anniversary of the grant date, an additional 30% on the third anniversary of the grant date, and the final 40% on the fourth anniversary of the grant date, except that if the non-employee director ceases to be a director by reason of death, disability or retirement during such period, or in the event of a change in control, the option will become immediately exercisable in full. Options granted to non-employee directors will terminate on the earlier of (a) ten years after the date of grant, (b) six months after the non-employee director ceases to be a director by reason of death, or (c) three months after the non-employee director ceases to be a director for any reason other than death. Under the terms of the 1993 Plan, Messrs. Adam and Mermel each received in fiscal 1998 an option to purchase 3,500 shares of, and Mr. Weisenberg received an option to purchase 1,500 shares of, the common stock at a per share exercise price of $3-7/16. No options were exercised by the non-employee directors during fiscal 1998.

         Mr. Wassarman, when he was first elected as a non-employee director effective February 1, 1999, received under the terms of the 1993 Plan an option to purchase 2,030 shares of the common stock at a per share exercise price of $1-7/16. In addition, on February 1, 1999, (i) Mr. Wassarman was granted an option to purchase 20,000 shares of common stock and (ii) Messrs. Adam, Mermel and Weisenberg were each granted an option to purchase 10,000 shares of the common stock. All of these options were granted outside of the 1993 Plan and are exercisable at a price of $1-7/16 and have a ten-year term. These options vest and become exercisable (i) as to 30% of the shares of the common stock subject thereto immediately, (ii) as to an additional 30% of the shares of the common stock subject thereto after one year has elapsed from the date of grant and
(iii) as to the remaining 40% of the shares of the common stock subject thereto after two years has elapsed from the date of grant.


      Board of Directors Committees


         The Board of Directors has standing Audit and Compensation Committees. The Audit Committee is responsible for recommending to the Board of Directors the appointment of independent auditors, approving the scope of the annual audit activities of the auditors, approving the audit fee payable to the auditors and reviewing audit results. Messrs. Adam, Dunham and Mermel are members of the Audit Committee. The Audit Committee held one meeting in fiscal 1998.

         The Compensation Committee (a) reviews and recommends to the Board of Directors the compensation structure for our directors, officers and other managerial personnel, including salary rates, participation in any incentive bonus plans, fringe benefits, non-cash perquisites and other forms of compensation, and (b) administers the 1993 Plan and the 1998 Employee Stock Purchase Plan. Messrs. Adam and Mermel are members of the Compensation Committee. The Compensation Committee held five meetings in fiscal 1998.

         The Board of Directors has no standing nominating committee. The Board of Directors selects the director nominees to stand for election at our annual meeting of shareholders and to fill vacancies occurring on the Board of Directors. The Board of Directors will consider nominees recommended by shareholders, but has no established procedures which shareholders must follow to make a recommendation. Our Bylaws also provide for shareholder nominations of candidates for election as directors. These provisions require such nominations to be made pursuant to timely notice (as specified in the Bylaws) in writing to our Secretary. The shareholder's notice of nomination must contain information relating to the nominee which is required to be disclosed by our Bylaws and the Securities Exchange Act of 1934.

         The Board of Directors held ten meetings in fiscal 1998. Other than Mr. Adam, who missed one meeting of the Board of Directors, each director attended
(a) all of the meetings of the Board of Directors and (b) all of the meetings held by all committees of the Board of Directors on which such director served during the year.


      Executive Compensation


         The  following   table  sets  forth  certain   information   concerning
compensation paid for the last three fiscal years to (i) our Chief Executive Officer and (ii) each of our four most highly compensated executive officers who earned cash compensation in excess of $100,000 for the fiscal year ended November 30, 1998. The persons named in the table are sometimes referred to herein as the "Named Executive Officers."



                                                 Summary Compensation Table
                                                                                   Long Term
                                                                                  Compensation
                                                                                 --------------
                                                                                     Awards
                                                                                 --------------
                                                                                   Securities
                                                                                   Underlying
                                                                                     Stock
      Name and Principal                          Annual Compensation(1)          Options (#)              All Other Compensation(2)
           Position                 Year         Salary ($)      Bonus ($)

Michael D. Dunham                   1998              $185,819        $---               ---                  $---
President and Chief Executive       1997               185,586         ---               ---                   ---
Officer                             1996               175,148         ---               ---                   ---

Thomas M. Dykstra                   1998               176,439         ---               ---                   ---
Vice President, Secretary and       1997               176,308         ---               ---                   ---
Treasurer                           1996               164,739         ---               ---                   ---

Richard W. Grelck                   1998               171,087         ---            43,000                   ---
Chief Operating Officer             1997               122,191     125,000               ---                   ---
                                    1996               122,929      58,000               ---                   ---

Wayne T. Wedell                     1998               107,550      27,225             5,000                 3,273
Vice President Corporate            1997                71,520      35,500             4,500                   ---
Services                            1996                67,008       6,120            10,000                   ---

Jeffrey J. Fossum                   1998               104,544       5,000               ---                 3,160
Chief Financial Officer and         1997                95,460       5,000               ---                   ---
Assistant Treasurer                 1996                90,832         ---            10,000                   ---
----------
(1)  Certain personal  benefits provided by us and our subsidiaries to the Named
     Executive  Officers are not included in the table. Such benefits  consisted of  Company-provided  automobiles  and  reimbursement  of  certain  medical expenses.  The aggregate  amount of such benefits for each Named  Executive
     Officer in each year  reflected  in the table did not exceed 10% of the sum of such officer's salary and bonus in each respective year.

(2) Consists of matching contributions made by the Company under its 401(k) plan.

      Stock Options


         We have in effect the 1993 Plan pursuant to which options to purchase common stock may be granted to our employees (including executive officers) and employees of our subsidiaries. The following table presents certain information as to grants of stock options made during fiscal 1998 to the Named Executive Officers. Messrs. Dunham, Dykstra and Fossum were not granted options in the 1998 fiscal year.


                                              Option Grants in 1998 Fiscal Year



                                                                                                         Potential
                                                                                                      Realizable Value
                                                                                                             at
                                                                                                       Assumed Annual
                                                                                                       Rates of Stock
                                                                                                           Price
                                          Individual Grants                                           Appreciation for
     ---------------------------------------------------------------------------------------------    Option Term (2)
                                                                                                      -----------------
                                    Number of      Percentage of
                                   Securities      Total Options                                      At 5%     At 10%
                                   Underlying        Granted to       Exercise or                     Annual    Annual
                                    Options         Employees in      Base Price       Expiration     Growth    Growth
             Name                  Granted (1)      Fiscal Year        ($/share)          Date         Rate      Rate
             ----                  -----------      -------------      ----------         -------    ---------  -----

Richard W. Grelck...........           43,000           11%             $1.4375         10/13/08      $38,872   $98,513
Wayne T. Wedell.............            5,000            1.3%           $1.4375         10/13/08      $ 4,520   $11,455
--------------------

(1) The options reflected in the table (which are non-qualified options for purposes of the Internal Revenue Code) were granted under the 1993 Plan and vest and become exercisable (i) as to 30% of the shares of common stock subject thereto immediately, (ii) as to an additional 30% of the shares of common stock subject thereto after one year has elapsed from the date of grant and (iii) as to the remaining 40% of the shares of common stock subject thereto after two years has elapsed from the date of grant.

(2) This presentation is intended to disclose a potential value which would accrue to the optionee if the option were exercised the day before it would expire and if the per share value had appreciated at the compounded annual rate indicated in each column. The assumed rates of appreciation of 5% and 10% are prescribed by the rules of the SEC regarding disclosure of executive compensation. The assumed annual rates of appreciation are not intended to forecast possible future appreciation, if any, with respect to the price of the common stock.


         The following table sets forth information regarding the exercise of stock options by Named Executive Officers during the 1998 fiscal year and the fiscal year-end value of unexercised options held by Named Executive Officers. Messrs. Dunham and Dykstra do not hold any stock options.


                                         Aggregated Option Exercises in Last Fiscal Year and
                                                    Fiscal Year-End Option Values
                                                                    Number of Securities
                                Shares           Value             Underlying Unexercised                 Value of Unexercised
                             Acquired on       Realized               Options at Fiscal                   In-the-Money Options
           Name              Exercise (#)       ($)(1)                  Year-End (#)                   at Fiscal Year-End ($)(1)
           ----              ------------       ------                  ------------                   -------------------------
                                                               Exercisable      Unexercisable       Exercisable       Unexercisable
Richard W. Grelck               ---             ---              202,704            30,100              ---                ---
Wayne T. Wedell                 3,500          $312.50            12,105            10,650              ---                ---
Jeffrey J. Fossum               ---             ---               12,265             4,000              ---                ---


---------------
(1)   The dollar values are calculated by determining the difference between the fair market value of the underlying common stock and the exercise price of the options at exercise or fiscal year-end, as the case may be.


      Employment Arrangements


         Each of Messrs. Dunham, Dykstra and Grelck has an Employment, Confidentiality, Non-Competition and Severance Agreement with us that provides that while he remains employed with us, subject to either party terminating the agreement, his base salary shall not be reduced (unless there is a corporate wide reduction applicable to all of our executives) and he shall continue to perform his duties. Pursuant to the agreements, each of Messrs. Dunham, Dykstra and Grelck continues to receive benefits equivalent to those he presently receives and he remains eligible for bonuses and stock options, as determined by the Compensation Committee. Each of Messrs. Dunham, Dykstra and Grelck will receive severance payments if, in connection with a change of control, he voluntarily terminates because we materially change his duties as President and Chief Executive Officer, Vice President, Secretary and Treasurer or Chief Operating Officer, respectively, subject to certain restrictions, or he is terminated without cause. Each of Messrs. Dunham, Dykstra and Grelck will receive severance payments for up to twelve months if he voluntarily terminates or is terminated prior to a change in control. Each of Messrs. Dunham, Dykstra and Grelck will receive severance payments for up to eighteen months if he voluntarily terminates or is terminated following a change in control related to the sale of our assets. Each of Messrs. Dunham, Dykstra and Grelck will receive severance payments for up to fifteen months if he voluntarily terminates or is terminated following a change in control related to the sale of outstanding shares of our voting stock. Upon separation, the agreements limit the ability of each of Messrs. Dunham, Dykstra and Grelck to solicit our employees. The ability of each of Messrs. Dunham, Dykstra and Grelck to compete against us is limited upon severance. As a severance payment, each of Messrs. Dunham, Dykstra and Grelck will receive his base salary, including continuation during the severance period of health, dental, group life and disability insurance, and will have use for six months of a Company-supplied car, use of an executive outplacement service and certain other benefits. In addition, upon severance all of the unvested options held by Messrs. Dunham, Dykstra and Grelck shall immediately vest.

         Mr. Wedell has an Employment and Separation Agreement with us that provides for his employment at the level of Vice President or higher through December 31, 2006, subject to earlier termination by either party and subject to future extension. Among other benefits, the agreement provides for an initial annual base salary of $90,000, subject to upward adjustment, and annual bonus opportunities. In addition, Mr. Wedell's agreement provides for a termination payment of up to 75% of his highest annual base salary in the event of his termination by the Company, termination following a change in control involving us or upon his resignation following a change in control and a diminution in the level of his responsibilities with us. Mr. Wedell would also be entitled to insurance benefits and use of an automobile for up to twelve months following such termination.

       Mr. Fossum has a Special Compensation and Separation Agreement with us. Pursuant to this agreement, Mr. Fossum, assuming he remains an employee, is entitled to receive a $25,000 bonus in the event we enter into a business combination prior to July 1, 1999. In addition, if Mr. Fossum is terminated within twenty-four months of such event, he will be entitled to receive his base salary and insurance benefits for up to twelve months, certain tuition reimbursement, the acceleration of unvested options and use for twelve months of an automobile. For purposes of his agreement, Mr. Fossum will, in addition to an actual termination, be deemed to be terminated if his compensation or responsibilities are reduced or if he is asked to relocated outside of the Milwaukee, Wisconsin area.


      Related Party Transactions


         Michael D. Dunham, our President, Thomas M. Dykstra, our Vice President, Secretary and Treasurer, Robert E. Weisenberg, one of our directors, and Donald W. Vahlsing, who was one of our employees until his resignation on March 1, 1999, own all of the outstanding common stock of EMS Solutions, Inc. ("EMS Solutions"). EMS Solutions develops and sells computer software and related hardware to the food vending and food distribution industry. EMS Solutions employs 18 people, including a full-time Vice President and General Manager. Although Messrs. Dunham and Dykstra are shareholders and directors and Messrs. Weisenberg and Vahlsing are shareholders of EMS Solutions, they are not involved in the daily management of its operations.

         In September 1998, EMS Solutions paid in full debt outstanding to us, having a balance at the time of approximately $312,000. Prior to the repayment of such debt, EMS Solutions paid interest thereon at a rate equal to our cost of funds under our revolving line of credit. We continue to provide administrative services to EMS Solutions. Fees received for these services amounted to approximately $75,000 for the fiscal year ended November 30, 1998. We believe that the fees charged for these services are comparable to fees that would be charged to unaffiliated third parties.


                             PRINCIPAL SHAREHOLDERS

      Management


         The following table sets forth information, as of March 10, 1999, regarding beneficial ownership of the common stock by each director, each of the persons named in the Summary Compensation Table, and all of the directors and executive officers as a group. Except as otherwise noted, each of the persons listed has sole voting and investment power over the shares beneficially owned.


                                                 Amount and Nature of                        Percent
      Name of Beneficial Owner(1)              Beneficial Ownership(2)                       of Class
      ------------------------                 --------------------                          --------
Helmut M. Adam......................                    28,835                                  *
Michael D. Dunham...................                   640,300                                 15.5%
Thomas M. Dykstra...................                   575,000(3)                              14.0%
Jeffrey J. Fossum.................                      20,821                                  *
Richard W. Grelck...................                   229,204                                  5.3%
Scott J. Mermel.....................                    28,835                                  *
Elliot Wassarman....................                     6,000                                  *
Wayne T. Wedell.....................                    29,110                                  *
Robert E. Weisenberg................                   246,200                                  6.0%
All directors and executive
  officers as a group
  (9 persons).......................                 1,804,305(4)                              40.9%
----------

* Less than one percent (1%).
(1) The address of each person who holds in excess of 5% of the common stock identified in this table is 12000 West Park Place, Milwaukee, Wisconsin
      53224.
(2) Includes the following shares subject to stock options or warrants which were exercisable as of or within 60 days of March 1, 1999: Mr. Adam, 26,835; Mr. Dunham, 3,000 shares; Mr. Grelck, 202,704 shares; Mr. Mermel,
      26,835 shares; Mr. Wassarman, 6,000 shares; Mr. Weisenberg,  3,000 shares;
      and all directors and executive officers as a group, 292,744 shares. Other than Mr. Dunham who holds warrants, all of the foregoing shares relate to outstanding options.
(3)   Consists  of (a)  165,000  shares  held  by  the  Dykstra  Family  Limited
      Partnership for which Mr. Dykstra acts as managing general partner and (b)
      410,000 shares held by a family trust for which Mr. Dykstra serves as trustee.
(4) Assumes the exercise of all options and warrants held by the group which were exercisable as of or within 60 days of March 1, 1999.

      Other Beneficial Owners

         The following table sets forth information, as of December 31, 1998, regarding beneficial ownership by the only other persons known to us to own beneficially more than 5% of the outstanding common stock as of such date. The beneficial ownership set forth below has been reported on filings made by such beneficial owners on Schedule 13G with the Securities and Exchange Commission.

                                                      Amount and Nature
Name and Address                                   of Beneficial Ownership
of Beneficial Owners                         Voting Power               Investment Power
--------------------                         ------------               ----------------                      Percent
                                        Sole          Shared         Sole        Shared       Aggregate      of Class
                                        ----          ------         ----        ------       ---------      --------
Heartland Advisors, Inc.(1)
790 North Milwaukee Street
Milwaukee, Wisconsin 53202             378,200          0          826,200          0          826,200         20.1%

Donald W. Vahlsing
12000 West Park Place
Milwaukee, Wisconsin  53224            229,900          0          229,900          0          229,900         5.6%
---------------
(1)      The filing made by Heartland  Advisors,  Inc. indicates that the common stock  as to  which  it is  deemed  to be  beneficial  owner is held in various investment advisory accounts.


                          DESCRIPTION OF CAPITAL STOCK

      General


         Our authorized capital stock consists of twenty million (20,000,000) shares of the common stock and three million (3,000,000) shares of preferred stock.

         The common stock is entitled to such dividends as may be declared from time to time by our Board of Directors in accordance with applicable law.

         Except as provided under Wisconsin law, and except for the voting rights of holders of Series B Preferred Stock, only the holders of the common stock are entitled to vote for the election of directors and on all other matters. Holders of the common stock are entitled to one vote for each share of the common stock held by them subject to section 180.1150 of the Wisconsin Statutes. (See "Certain Statutory Provisions" below). Holders of the common stock do not have cumulative voting rights in connection with the election of directors, which means that holders of shares entitled to exercise more than 50% of the voting power represented at any meeting of shareholders have the power to elect all of the directors to be elected at any such meeting.

         All shares of the common stock are entitled to participate equally in distributions in liquidation subject to any preferential right of holders of preferred stock. Except as the Board of Directors may in its discretion otherwise determine, holders of the common stock have no preemptive rights to subscribe for or to purchase shares of our capital stock. There are no conversion rights, sinking fund, or redemption provisions applicable to the common stock. Section 180.0622(2)(b) of the Wisconsin Statutes and judicial interpretations thereof provide that shareholders are personally liable for debts owing to employees of the company for services performed (not to exceed six months' service in any one case).


      Certain Statutory Provisions

         Section 180.1150 of the Wisconsin Statutes provides that the voting power of shares held by any person or persons acting as a group that is greater than 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares. This restriction does not apply to shares acquired directly from us or in certain specified transactions or shares for which full voting power has been restored pursuant to a vote of shareholders.


         Sections 180.1140 to 180.1144 of the Wisconsin Statutes contain certain limitations and special voting provisions applicable to specified business combinations involving us and a significant shareholder, unless the Board of Directors approves the business combination or the shareholder's acquisition of shares before such shares are acquired. Similarly, sections 180.1130 to 180.1133 of the Wisconsin Statutes contain special voting provisions applicable to certain business combinations, unless specified minimum price and procedural requirements are met.

         Following commencement of a takeover offer, section 180.1134 of the Wisconsin Statutes imposes special voting requirements on certain share repurchases effected at a premium to the market and on certain asset sales by us, unless, as it relates to the potential sale of assets, the corporation has at least three independent directors and a majority of the independent directors vote not to have the provision apply to the corporation.

         The foregoing provisions of the Wisconsin Statutes could have the effect of delaying, deterring, or preventing a change in control.


      Restated Articles of Incorporation


         Under our Restated Articles of Incorporation (the "Restated Articles of Incorporation") and Bylaws, the Board of Directors is comprised of six members, who are divided into three classes, each class serving a three year term. The Restated Articles of Incorporation provide that any vacancies on the Board of Directors are filled only by the affirmative vote of a majority of the directors in office, even if less than a quorum. Any director so elected will serve until the term for the class to which he or she is elected expires, and until his or her successor is duly elected and qualified.


         The Restated Articles of Incorporation provide that any director may be removed from office with or without cause, but only by the affirmative vote of at least sixty-six and two-thirds percent of the voting power of the then outstanding shares entitled to vote in the election of directors.


         The provisions of the Restated Articles of Incorporation summarized above could have the effect of delaying, deterring, or preventing a change in control.


      Preferred Stock


         We have the authority to issue, in one or more series, up to 3,000,000 shares of preferred stock. The preferred stock is issuable in series, each of which may vary as determined by the Board of Directors as to the designation and minimum number of shares of each series, the voting power of the holders thereof, the dividend rate, redemption terms and prices, voluntary and involuntary liquidation preferences, conversion rights and sinking fund requirements, if any. As of the date of this prospectus, the only shares of preferred stock issued and outstanding are the shares of Series B Preferred Stock.


      Series B Preferred Stock


         General. The Series B Preferred Stock has been authorized as a series consisting of a maximum of five thousand (5,000) shares of which 1,819.65 shares are issued and outstanding.

         Dividends. Holders of the Series B Preferred Stock are entitled to receive cumulative preferential dividends payable quarterly in cash on January 2, April 1, July 1 and October 1 of each year at the rate of eight (8%) percent per annum. Commencing with the quarterly period beginning January 2, 2002, the annual dividend rate will increase each quarterly period beginning January 2, 2002, the annual dividend rate will increase each quarterly period by two (2%) percent up to a maximum dividend of eighteen (18%) percent per annum (e.g., the annual dividend rate for the quarterly period commencing January 2, 2002 will be ten (10%) percent per annum and the annual dividend rate for the quarterly period commencing April 1, 2002 will be twelve (12%) per annum). In the event we cannot, as determined by the Board of Directors in its sole discretion, pay dividends in cash on a dividend payment date, we will pay dividends in shares of the Series B Preferred Stock valued at eighty (80%) percent of the lesser of :
(i) $1,000 and (b) the Conversion Price (as defined in the Restated Articles of Incorporation).

         Voting Rights. The holders of the Series B Preferred Stock shall be entitled to vote, on all matters in which holders of the common stock are entitled to vote, voting together with the common stock. The holders of the Series B Preferred Stock shall have the number of votes that they would have assuming conversion of the Series B Preferred Stock into the common stock as of the record date for the meeting of shareholders, with fractional shares being disregarded. The holders of the Series B Preferred Stock shall be entitled to receive all communications sent by us to the holders of the common stock. The holders of the Series B Preferred Stock are entitled to vote together as a class on the issuance of any class of equity securities which ranks equal or senior to the Series B Preferred Stock, and on any change or repeal of any of the express terms of the Series B Preferred Stock. When voting as a separate class, the affirmative vote of not less than a majority of the outstanding shares of the Series B Preferred Stock shall be required for approval of such matters.

         Liquidation. On any liquidation, dissolution, or winding up, after payment of all our creditors, the holders of the Series B Preferred Stock will have the right to receive out of our remaining assets, before the holders of any other equity interest are entitled to receive anything, the sum of one thousand dollars ($1,000) per share, plus any accrued and unpaid dividends.

         Voluntary Conversion. Each share of the Series B Preferred Stock is convertible, at the option of the holder, into shares of the common stock at any time prior to the effective date of a forced conversion or redemption at a conversion price of $2.00 (the "Conversion Price"), subject to adjustment. We will not issue fractional shares of the common stock upon conversion of the Series B Preferred Stock, but will pay a cash adjustment for any such fraction.

         Forced Conversion. We have the right to force conversion of the Series B Preferred Stock into shares of the common stock at any time after issuance of the Series B Preferred Stock, provided: (i) that on the Forced Conversion Notice Date and on the Forced Conversion Date (each as defined in the Restated Articles of Incorporation) the common stock issuable upon conversion of the Series B Preferred Stock has been registered pursuant to the Securities Act of 1933 and such registration is then currently effective; and (ii) the average of the closing bid price of the common stock as listed on the NASDAQ, the New York Stock Exchange, the American Stock Exchange or wherever the common stock then trades, is at least one hundred seventy-five (175%) percent of the Conversion Price for twenty (20) trading days within any thirty (30) consecutive trading day period ending no more than ten (10) days prior to the Forced Conversion Notice Date. Any notice of forced conversion must be given to all holders no less than thirty (30) nor more than forty-five (45) days prior to the Forced Conversion Date. On the Forced Conversion Date, we will pay to all registered holders of the Series B Preferred Stock all accrued and unpaid dividends through and including the Forced Conversion Date. In the event that the Board of Directors approves a transaction whereby the holders of common stock would be paid a per share price equal to or in excess of one hundred seventy-five (175%) percent of the Conversion Price (the "Sale Event") and on the Forced Conversion Notice Date and on the Forced Conversion Date the condition set forth in subsection (i) above has been satisfied, we can require all holders of the Series B Preferred Stock to convert their shares of the Series B Preferred Stock into shares of the common stock immediately prior to the closing of the Sale Event. Notwithstanding anything to the contrary, holders of the Series B Preferred Stock shall not have the right to vote together with the holders of the common stock or as a separate class on whether to approve the Sale Event (although a holder of the Series B Preferred Stock that converts the Series B Preferred Stock into the common stock prior to the record date for the shareholders' meeting to vote on the Sale Event wold be entitled to vote such shares of the common stock) during the one hundred fifty (150) day period following the Forced Conversion Notice Date. In the event that the foregoing does not eliminate the voting rights of the Series B Preferred Stock with respect to a Sale Event, then the holders of such Series B Preferred Stock shall be deemed to have granted to the President and Secretary of the Company (and each of them individually) an irrevocable proxy for such one hundred fifty (150) day period to vote the Series B Preferred Stock for the approval of the Sale Event. In the event that the Sale Event would result in the holders of the Series B Preferred Stock receiving securities, it is a condition to our right to force conversion resulting from a Sales Event that the securities to be received by the holders of the Series B Preferred Stock are registered under the Securities Act of 1933 and are freely transferable.

         Adjustment to Conversion Price. The shares of the Series B Preferred Stock provide for adjustment to the Conversion Price upon (i) any subdivision or reverse split of the outstanding shares of the common stock into a greater or lesser number of shares of the common stock; (ii) any declaration of a dividend or other distribution by us upon the common stock payable in shares of the common stock; or (iii) any capital reorganization or reclassification of our capital stock. If we, through either a private placement or a public offering (but other than pursuant to options granted under our directors' and employee stock option and stock purchase plans or shares or options issued in an acquisition or shares issuable pursuant to the exercise of the Warrants) issues shares of the common stock, or options to purchase the common stock or rights to subscribe for the common stock or securities convertible into or exchangeable for the common stock at a price (such price, if other than cash, as determined by our Board of Directors) less than the then market price on the date of sale, the Conversion Price then in effect shall automatically be reduced by multiplying the then Conversion Price by a fraction, the numerator of which shall be the number of shares of the common stock outstanding immediately prior to such issuance, sale or distribution plus the number of shares of the common stock which the aggregate consideration received or to be received by us for such issuance, sale or distribution would purchase at the market price per share, and the denominator of which shall be the number of shares of the common stock outstanding immediately after giving effect to such issuance, sale or distribution. We will not issue fractional shares of the common stock upon conversion of the Series B Preferred Stock, but will pay a cash adjustment for any such fraction. There will be no adjustment in the event that we pay a dividend in cash to holders of common stock;

provided, however, that we will give the holders of the Series B Preferred Stock written notice at least thirty (30) days prior to the record date for the cash dividend, that we intend to declare a cash dividend.

         Redemption. Commencing three (3) years after October 30, 1998, we may redeem all of the outstanding Series B Preferred Stock at any time at a redemption price of one thousand dollars ($1,000) per share, plus all accrued and unpaid dividends, if any, to the date fixed for redemption. Notice of redemption shall be on not less than thirty (30) nor more than forty-five (45) days' notice prior to the date fixed for redemption.

         Change in Control. When an Event (as defined in the Restated Articles of Incorporation) occurs, each holder of shares of the Series B Preferred Stock shall have the option to (i) convert the Series B Preferred Stock into shares of the common stock immediately prior to the Event at a price equal to the lesser of (a) the Conversion Price or (b) the price per share of the common stock in the Event; provided, however, that the Conversion Price shall not be reduced under this subsection (i)(b) by more than thirty (30%) percent or (ii) retain ownership of the Series B Preferred Stock, in which event appropriate provisions shall be made so that the Series B Preferred Stock will become convertible at the holder's option into shares of common stock of the surviving or acquiring entity.

         Restrictions on Transfer. The Series B Preferred Stock has not been registered under the Securities Act of 1933 or any state securities laws. Consequently, the shares of the Series B Preferred Stock may not be offered, sold or resold unless they are (a) registered or (b) exempt from the registration requirements of the Securities Act of 1933 and all applicable state securities laws. We have agreed to register the common stock issuable upon conversion of the Series B Preferred Stock and upon exercise of the Warrants.


      Warrants


         In connection with the issuance of the Series B Preferred Stock, we issued the Warrants to purchase in the aggregate 54,714 shares of the common stock. The Warrants are immediately exercisable at a price of $3.60 per share, and expire on October 31, 2003. The exercise price is subject to adjustment pursuant to certain anti-dilution provisions in the event we take certain actions, such as, but not limited to, a stock dividend or reclassification of the common stock.


      Public Warrants


         In connection with the acquisition of all the common stock of Intercim Corporation, we issued the Public Warrants. The Public Warrants have a ten-year term and an exercise price of $6.75.


      Registration Rights


         We have entered into a Purchase Agreement pursuant to which we agreed to (i) use our reasonable best efforts to file a registration statement for a shelf offering within forty-five (45) days after October 30, 1998 (the "Shelf Registration"), (ii) use our reasonable best efforts to cause the Shelf Registration to be declared effective within one hundred eighty (180) days of October 30, 1998 and (iii) to keep such Shelf Registration continuously effective, supplemented and amended until the disposition of all registerable securities under the Shelf Registration or as otherwise provided in the Purchase Agreement. This prospectus has been filed as part of the required Shelf Registration.

         If we propose to file a registration statement for our own account (other than a registration statement on Form S-4 or S-8 (or any successor form thereto)), then we will offer the selling shareholders the opportunity to register the number of registerable securities as each such holder may request (a "Piggyback Registration"). If we are advised by an underwriter that the amount of the shares to be registered in the Piggyback Registration would adversely affect the marketability of the shares to be offered, then we will be able to minimize the adverse effect by reducing pro rata (based on the number of registerable securities requested to be included) the number of shares to be registered. Shareholders participating in a Piggyback Registration may withdraw any or all of their registerable securities from the registration by giving notice to us prior to the effectiveness of the relevant registration statement.

         The Purchase Agreement also sets forth the procedures which are to be followed in effecting any registration required under the Purchase Agreement. We will bear all of the expenses relating to our compliance with the above-referenced agreements, including all registration and filing fees, fees and expenses of our own counsel and accountants, and all delivery, printing and copying expenses. However, participating selling shareholders shall pay all underwriting discounts, commissions and transfer taxes as well as their own counsel fees.

         We will indemnify each holder of registerable securities, each affiliate of such holder, each person who controls (within the meaning of the Securities Act of 1933) such holder, and their respective officers, directors, employees, shareholders, investment advisor and agents against all losses, claims, damages, liabilities and expenses (collectively, the "Losses") caused by, resulting from or relating to any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto, or caused by any omission or alleged omission of material fact required to be stated therein or a fact necessary to make the statements therein not misleading, except where such misstatement or omission was caused by information provided to us by the holder or where the holder failed to deliver materials furnished to it by us.

         Each holder of registerable securities participating in an offering agrees to indemnify and hold harmless the Company, and its directors, officers, employees, advisors, agents and each person who controls (within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934) us for any material misstatement or omission in the offering materials that was caused by information provided by such holder to us; provided, however, that the liability of any such holder will be limited to the amount of the net proceeds received by such holder in the offering giving rise to such liability.


                              PLAN OF DISTRIBUTION


         The selling shareholders may, from time to time, sell all or a portion of their shares on the OTC Bulletin Board (or any exchange on which the common stock may from time to time be trading), in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices.

         We will receive no proceeds from this offering. The common stock may be sold from time to time to purchasers directly by any of the selling shareholders. Alternatively, any of the selling shareholders may from time to time, offer the common stock through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of the common stock for whom they may act at agent. The selling shareholders and any underwriters, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of the common stock by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. If we are advised that an underwriter has been engaged with respect to the sale of any the common stock offered hereby, or in the event of any other material change in the plan of distribution, we will cause appropriate amendments to the registration statement of which this prospectus forms a part to be filed with the SEC reflecting such engagement or other change.

         At the time a particular offer of the common stock is made, to the extent required, a prospectus supplement will be provided by us and distributed by the relevant selling shareholder which will set forth the aggregate amount of the common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commission and other items constituting compensation from the selling shareholders and any discount, commissions or concessions allowed or reallowed or paid to dealers.

         The common stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the selling shareholders or by agreement between the selling shareholders and underwriters or dealers.

         Under applicable rules and regulations under the Securities Exchange Act of 1934 any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to such common stock for a period of nine business days prior to the commencement of such distribution and ending upon the completion of such distribution. In addition to and without limiting the foregoing, each selling shareholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of any of the common stock by the selling shareholders. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

         Pursuant to the Purchase Agreement, we are obligated to pay substantially all of the expenses incident to the registration and offering of the common stock of the selling shareholders to the public other than commissions and discounts of underwriters, dealers or agents. The selling shareholder or shareholders bear all selling and other expenses.

         We have agreed to indemnify in certain circumstances the selling shareholders against certain liabilities, including liabilities under the Securities Act of 1933. The selling shareholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act of 1933.


                                     EXPERTS


         Our consolidated financial statements, as of November 30, 1998 and 1997, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as indicated in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                  LEGAL MATTERS


         Certain legal matters in connection with the sale of the shares of the common stock offered hereby will be passed upon for us by Foley & Lardner, Milwaukee, Wisconsin.

                       Effective Management Systems, Inc.

                        Consolidated Financial Statements


                  Years ended November 30, 1998, 1997 and 1996




                                    Contents

Report of Ernst & Young LLP, Independent Auditors.................F-2

Consolidated Financial Statements

Balance Sheets....................................................F-3
Statements of Operations..........................................F-5
Statements of Stockholders' Equity................................F-6
Statements of Cash Flows..........................................F-8
Notes to Consolidated Financial Statements.......................F-10

                Report of Ernst & Young LLP, Independent Auditors

The Board of Directors and Stockholders
Effective Management Systems, Inc.

We have audited the accompanying consolidated balance sheets of Effective Management Systems, Inc. (the Company) and subsidiaries as of November 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended November 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and subsidiaries at November 30, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended November 30, 1998, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As more fully described in Note 4, the Company has incurred recurring losses and has a working capital deficiency. In addition, the Company does not expect to be in compliance with certain covenants of the loan agreement with its lender during fiscal 1999, thereby requiring that waivers will need to be obtained from the lender in order for the debt not to be considered in default. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Ernst & Young

Milwaukee, Wisconsin
January 18, 1999

                       Effective Management Systems, Inc.

                           Consolidated Balance Sheets
                             (Dollars in Thousands)


                                                   November 30
                                             1998              1997
                                        -----------------------------------
Assets
Current assets (Note 8):
   Cash and cash equivalents               $       21       $       14
   Accounts receivable:
     Trade, less allowance for
       doubtful accounts of
       $506--1998; $462--1997                  12,871           12,370
     Related parties                              426              604
                                        -----------------------------------
                                               13,297           12,974




   Refundable income taxes                          -              312
   Inventories                                    275              280
   Prepaid expenses and other
      current assets                              225              146
                                        -----------------------------------
Total current assets                           13,818           13,726





Software development costs, net                 4,373            7,717
Investments in and advances to
 unconsolidated joint ventures                    291              182
Equipment and leasehold
 improvements, net (Note 5)                     3,202            3,917
Intangible assets, net (Note 6)                 2,129            2,444
Other assets                                      347              811
                                        -----------------------------------
Total assets                               $   24,160          $28,797
                                        ===================================


See accompanying notes.

                                                  November 30
                                             1998            1997
                                        --------------------------------
Liabilities and stockholders' equity
 Current liabilities:
   Accounts payable                        $    3,662      $    2,272
   Accrued liabilities                          2,937           2,773
   Deferred revenue                             6,522           5,887
   Customer deposits                              113              63
   Current portion of long-term debt
    and capital lease obligations
    (Note 8)                                    6,194              946
                                        ------------------------------
Total current liabilities                      19,428           11,941

Deferred revenue and other long-term
 liabilities                                      858              317
Long-term capital lease obligations
 (Note 8)                                         242            3,966

Commitments and contingencies (Note 8)

Stockholders' equity:
   Preferred stock, Series B, $.01
     par value; authorized 3,000,000
     shares; 1,785 issued and
     outstanding at November 30, 1998           1,411               -
   Common stock, $. 01 par value;
     authorized 20,000,000 shares;
     issued 4,106,377 and 4,067,31
     shares; outstanding 4,093,752
     and 4,054,685 shares                          41               41
   Common stock warrants                          144                4
   Additional paid-in capital                  11,426           11,328
   Retained earnings (accumulated
      deficit)                                 (9,330)           1,260
   Cost of common stock in treasury
      (12,625 shares)                             (60)            (60)
                                        --------------------------------
                                                3,632           12,573
                                        --------------------------------
Total liabilities and
 stockholders' equity                        $ 24,160          $28,797
                                        ================================

                       Effective Management Systems, Inc.

                      Consolidated Statements of Operations
                    (In Thousands, except per share amounts)
                                                          Year ended November 30
                                                    1998           1997           1996
                                               ----------------------------------------------
Net revenues:
   Software license fees                         $   20,553        $21,752        $19,094
   Services                                          16,846         16,781         15,412
   Hardware                                           1,745          4,112          6,751
                                               ----------------------------------------------
                                                     39,144         42,645         41,257
Costs of products and services:
   Cost of third-party software license fees          4,717          3,065          2,484
   Software development amortization                  2,243          2,535          1,591
   Cost of services                                  14,430         14,000         12,109
   Cost of hardware                                   1,386          3,260          4,979
                                               ----------------------------------------------
                                                     22,776         22,860         21,163

Selling and marketing expenses                       13,280         15,957         14,060
General and administrative expenses                   3,451          3,838          3,416
Software development expenses                         2,804          2,391          2,235
Restructuring and other charges                       6,836              -              -
                                               ----------------------------------------------
                                                     49,147         45,046         40,874
                                               ----------------------------------------------
Income (loss) from operations                       (10,003)        (2,401)           383

Other income (expense):
   Equity in earnings (losses)
     of unconsolidated joint
     ventures                                           109            (25)            25
   Interest income                                       51             47             89
   Interest expense                                    (714)          (399)          (145)
   Other                                                (33)             -            (87)
                                               ----------------------------------------------
                                                       (587)          (377)          (118)
                                               ----------------------------------------------
Income (loss) before income taxes                   (10,590)        (2,778)           265
Income tax benefit (expense)                              -            618           (112)
                                               ----------------------------------------------
Net income (loss)                                $  (10,590)     $  (2,160)    $      153
                                               ==============================================
Net income (loss) per common
 share -
   Basic and diluted                             $    (2.59)     $    (.53)    $       .04
                                               ==============================================

                                        Effective Management Systems, Inc.

                                  Consolidated Statements of Stockholders' Equity
                                              (Dollars in Thousands)

                                           Preferred Stock                Common Stock            Common
                                    ------------------------------------------------------------   Stock
                                         Shares         Amount        Shares         Amount      Warrants
                                    -----------------------------------------------------------------------

Balance, November 30, 1995                   -       $       -        3,922,281        $39          $   3
   Issuance of common stock:
     Acquisitions                            -               -           24,000          -              -
     Stock options                           -               -           35,000          1              -
     Employee stock purchase plan
                                             -               -           29,718          -              -
     Warrants                                -               -               19          -              -
   Issuance of additional common
     stock and warrants to
     complete Intercim
     transaction                             -               -                -          1              1
   Purchase of shares from
     dissenting former Intercim
     shareholder                             -               -                -          -              -
   Net income                                -               -                -          -              -
                                    -------------------------------------------------------------------------
Balance, November 30, 1996                   -               -        4,011,018         41              4
   Issuance of common stock:
     Stock options                           -               -           39,500          -              -
     Employee stock purchase plan
                                             -               -           26,792          -              -
   Purchase of common stock for
     treasury                                -               -          (10,000)         -              -
   Net loss                                  -               -                -          -              -
                                    -------------------------------------------------------------------------
Balance, November 30, 1997                   -               -        4,067,310         41              4
   Issuance of common stock:
     Stock options                           -               -           14,000          -              -
     Employee stock purchase plan
                                             -               -           25,067          -              -
   Issuance of preferred stock
     and warrants                        1,785           1,411                -          -            140
   Net loss                                  -               -                -          -              -
                                    -------------------------------------------------------------------------
Balance, November 30, 1998               1,785          $1,411        4,106,377        $41           $144
                                    =========================================================================


                                      F-6


     Common
   Stock and                     Retained
    Warrants                     Earnings
     to be        Paid-In      (Accumulated       Treasury
     Issued       Capital        Deficit)           Stock         Total
----------------------------------------------------------------------------

   $ 211           $10,662       $   3,267         $  (5)        $ 14,177

       -               132               -             -              132
       -                60               -             -               61

       -               113               -             -              113
       -                 -               -             -                -



    (172)              170               -             -                -


     (39)                -               -             -              (39)
       -                 -             153             -              153
----------------------------------------------------------------------------
       -            11,137           3,420            (5)          14,597

       -                68               -             -               68

       -               123               -             -              123

       -                 -               -           (55)             (55)
       -                 -          (2,160)            -           (2,160)
----------------------------------------------------------------------------
       -            11,328           1,260           (60)          12,573

       -                32               -             -               32

       -                66               -             -               66

       -                 -               -             -            1,551
       -                 -         (10,590)            -          (10,590)
----------------------------------------------------------------------------
 $     -           $11,426       $  (9,330)         $(60)       $   3,632
============================================================================


See accompanying notes.

                       Effective Management Systems, Inc.

                      Consolidated Statements of Cash Flows
                             (Dollars in Thousands)
                                                                            Year ended November 30
                                                                        1998         1997          1996
                                                                    ----------------------------------------
Operating activities
Net income (loss)                                                     $(10,590)    $(2,160)      $    153
Adjustments to reconcile net income
 (loss) to net cash provided by
  operating activities:
     Depreciation                                                        1,315       1,234          1,037
     Amortization, other                                                   315         246            189
     Amortization of capitalized computer
       software development
       costs                                                             2,243       2,535          1,591
     Restructuring charge                                                6,042           -              -
     Equity in losses (earnings) of joint
       ventures                                                           (109)         25            (25)
     (Gain) loss on disposal of equipment
       and leasehold improvements                                            3           -            (24)
     Deferred income taxes                                                   -        (385)           202
     Changes in operating assets and liabilities:
       Accounts receivable                                              (1,161)     (1,135)        (1,770)
       Inventories and other current assets                                228         100            341
       Accounts payable and other liabilities                            2,125       1,273          1,212
                                                                    ----------------------------------------
Total adjustments                                                       11,001       3,893          2,753
                                                                    ----------------------------------------
Net cash provided by operating activities                                  411       1,733          2,906

Investing activities
Acquisition of Darwin Data Systems, net of cash received of $19
                                                                             -           -            (51)
Additions to equipment and leasehold improvements                         (170)     (1,177)        (1,424)
Purchases of available-for-sale securities                                   -           -           (495)
Proceeds from sales of available-for-sale securities                         -         505          1,247
Proceeds from sale of equipment and leasehold improvements
                                                                             1           7             68
Increase in cash surrender value of life insurance                         (25)        (25)           (25)
Software development costs capitalized                                  (3,396)     (4,471)        (3,372)
Other assets                                                               489        (202)          (111)
                                                                    ----------------------------------------
Net cash used in investing activities                                   (3,101)     (5,363)        (4,163)


                                   Effective Management Systems, Inc.

                           Consolidated Statements of Cash Flows (continued)
                                        (Dollars in Thousands)

                                                                                Year ended November 30
                                                                            1998         1997         1996
                                                                        ---------------------------------------

Financing activities
Proceeds from issuance of stock to employees                             $     98      $   191      $   174
Proceeds from issuance of preferred stock and warrants                      1,551            -            -
Proceeds from increase in debt                                              1,291        2,797        1,864
Payments on long-term debt and capital lease obligations                     (243)        (155)        (250)
Purchase of common stock for treasury                                           -          (55)           -
                                                                        ---------------------------------------
Net cash provided by financing activities                                   2,697        2,778        1,788
                                                                        ---------------------------------------
Net increase (decrease) in cash                                                 7         (852)         531
Cash:
   Beginning of year                                                           14          866          335
                                                                        ---------------------------------------
   End of year                                                           $     21     $     14     $    866
                                                                        =======================================

Supplemental cash flow information:
   Interest paid                                                         $    653     $    399     $    133
   Income taxes refunded, net of amounts paid                                   -         (172)        (464)
   Noncash transactions:
     Equipment recorded under capital lease obligations                       476           20          371
     Issuance of common stock and warrants for acquisitions                     -            -          132


See accompanying notes

1. Basis of Presentation and Significant Accounting Policies

Consolidation

The accompanying consolidated financial statements include the accounts of Effective Management Systems, Inc. (the Company) and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Business and Concentration of Credit Risk

The Company develops, sells and services computer software and related hardware throughout the United States and certain foreign countries that meet the Company's credit policies. The Company performs periodic credit evaluations of its customers' financial condition and generally follows a policy to obtain deposits for sales to new customers.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized in accordance with the provisions of AICPA Statement of Position (SOP) 91-1, "Software Revenue Recognition," as follows:

Software and Hardware Sales

Revenue is recognized when the product is delivered.

Professional Fees and Services

Revenue is recognized as time and material costs are incurred.

Software Support Fees

Revenue is recognized ratably over the terms of the nonrefundable support contract.

Annual Upgrade Fees

Revenue is recognized ratably over the nonrefundable annual upgrade contract period.

In October 1997, the AICPA issued SOP 97-2, "Software Revenue Recognition," which changes the requirements for revenue recognition and supersedes SOP 91-1 effective for transactions that the Company will enter into beginning December 1, 1998. The Company intends to review the provisions of its software license contracts and make the changes necessary to have revenue recognition policies meet the standards of the new SOP.

Inventory Valuation

Inventories are carried at the lower of cost or market with cost determined on a first-in, first-out (FIFO) basis.

Software Development Costs

In accordance with generally accepted accounting principles, the Company capitalizes internal costs in developing software products upon determination that technological feasibility has been established for the product, whereas costs incurred prior to the establishment of technological feasibility are charged to product development expense. When the product is available for general release to customers, capitalization ceases and such costs are amortized on a product-by-product basis based on current and future revenue with an annual minimum equal to the straight-line amortization over the remaining estimated economic useful life of the product.

Capitalized software development costs, stated at the lower of cost or net realizable value, were $4,373 and $7,717 at November 30, 1998 and 1997, respectively, which is net of accumulated amortization of $2,918 and $7,877, respectively.

Software Developed or Obtained for Internal Use

In March 1998, the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which is effective for fiscal years beginning after December 15, 1998. Under SOP 98-1, companies are required to capitalize certain qualified costs incurred to develop or obtain software for internal use. The Company has adopted this SOP in 1998 and the impact was not material.

Investment in Unconsolidated Joint Ventures

Investments in unconsolidated joint ventures are accounted for on the equity method wherein the Company's share of the joint ventures' net earnings or losses is recorded as an adjustment to the investment.

Equipment and Leasehold Improvements

Equipment and leasehold improvements are recorded at cost and are depreciated using the straight-line method for financial reporting purposes. The estimated useful lives used to calculate depreciation are as follows:

                                                               Years

     Leasehold improvements                                       5
     Furniture and fixtures                                      10
     Equipment                                                    5

Assets under capital leases are amortized on a straight-line basis over their useful lives.

Intangible Assets

Intangible assets are amortized using the straight-line method for financial reporting purposes over the following estimated lives:

                                                               Years

     Customer list                                               15
     Goodwill                                                  12 - 20
     Other intangibles                                          6 - 40

Income Taxes

Deferred income taxes are provided for temporary differences between financial reporting and income tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Net Income (Loss) Per Common Share

The following table sets forth the computation of basic and diluted earnings per share.

                                                                      Year ended December 31
                                                              1998             1997             1996
                                                        ---------------------------------------------------

Denominator for basic and dilutive income (loss)
   per share - weighted average common shares                   4,090            4,048            3,965
                                                        ===================================================

For all years presented, basic and diluted are the same because common stock equivalents are anti-dilutive.

Fair Value of Financial Instruments

The Company's financial instruments consist primarily of cash, trade receivables, related-party receivables, trade payables and debt instruments. The book values of cash, trade receivables, related-party receivables and trade payables are considered to be representative of their respective fair values. None of the Company's debt instruments that are outstanding as of November 30, 1998, have readily ascertainable market values; however, the carrying values are considered to approximate their respective fair values. See Note 8 for the terms and carrying values of the Company's various debt instruments.

Stock Compensation

As is permitted under Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," the Company accounts for employee stock compensation (e.g., stock options) in accordance with APB Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." Under APB 25, the total compensation expense recognized is equal to the difference between the award's exercise price and the underlying stock's market price (referred to as "intrinsic value") at the measurement date, which is the first date that both the exercise price and number of shares to be issued is known. See Note 10.

New Pronouncements

The Company will be required to adopt SFAS No. 130, "Reporting Comprehensive Income," effective December 1, 1998. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not have any items that would create a difference between net income (loss) and comprehensive income (loss).

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," is effective December 1, 1998. This Statement changes the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about reportable segments in interim financial reports issued to shareholders. Management has not completed its review of SFAS No. 131, but does not anticipate that the adoption of this Statement will have a significant effect on the Company's reported segments.

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. Because the Company has not previously used derivatives, management does not anticipate that the adoption of the new statement will have a significant effect on results of operations or the financial position of the Company.

2. Acquisition

Effective April 15, 1996, the Company completed the purchase of the remaining 75% of Darwin Data Systems (Darwin). Consideration for this acquisition was $303, consisting of $101 in notes payable, 24,000 shares of the Company's common stock valued at $132 and $70 of acquisition costs. The acquisition has been accounted for under the purchase method of accounting. Accordingly, the assets and liabilities have been adjusted to their estimated fair values. The excess of cost over the net assets acquired has been allocated to goodwill. The results of operations for Darwin have been included in the Company's consolidated financial statements from the date of acquisition. Pro forma results have not been presented because the impact was not significant.

3. Restructuring and Other Charges

In the second quarter of 1998, the Company incurred a restructuring charge aggregating $6,836 related to entering into a distribution arrangement with the Baan Company and cost reductions aimed at improving the Company's financial performance. The components of the restructuring charge are described below.

The restructuring charge includes $553 relating to the closing of operations in the West and Southwest regions of the United States and $1,213 for the exit costs and software write-off related to international operations. The Company established a relationship with former employees who purchased 80% of EMS Asia Pacific, Inc., a former wholly owned subsidiary of the Company, to handle future Asian international operations. The Company is a 20% partner in the venture, but has no ongoing responsibilities to fund any future operations. EMS-Asia Pacific, Inc. is responsible for future support, translation efforts and other activities supporting the Asian marketplace. In return for these efforts, the Company transferred all accounts receivable, fixed assets and cash to EMS-Asia Pacific, Inc.

In addition, the charge includes $2,656 for both the write-off of capitalized software pertaining to the large company market, which software the Company now obtains through its relationship with Baan, and the write-off of other software whose future value was impaired by restructuring actions. The charge also reflects costs of $1,841 associated with the write-off of capitalized software, the future value of which was impaired by restructuring actions and management's assumptions regarding future technological changes. Fair value was based on the estimated future cash flows of the software.

As part of the restructuring, the Company also reduced certain of its operating expenses primarily in development, marketing and administration though the termination of employees and other operating expense reductions resulting in a charge of $573.

Approximately $6,042 of the total charge did not result in future cash expenditures and all material restructuring actions were completed by the end of the third quarter of 1998:

   Restructuring accrual at May 30, 1998                            $ 651
   Less payments                                                     (639)
                                                               --------------
   Restructuring accrual at November 30, 1998                      $   12
                                                               ==============

4. Liquidity and Management's Plans

The Company has experienced significant losses in 1997 and 1998. As of November 30, 1998, current liabilities exceeded current assets by $5,610, principally due to classifying amounts due under the Company's debt agreement as current liabilities due to covenant violations expected in 1999. In addition, the Company has limited unused availability on its existing credit lines. If operating results do not improve and/or alternative sources of financing are not obtained, the Company will have difficulties meeting its working capital needs, including payment of its bank obligations.

In April 1998, management approved a major restructuring plan and recorded a restructuring charge of approximately $6.8 million. The restructuring included entering into a new distribution arrangement with Baan for manufacturing software and various cost reductions aimed at improving the Company's financial performance. In connection with the restructuring, the Company closed facilities both in the United States and internationally and decreased its workforce, particularly in development, marketing and administration. Management believes the Company's operating results will improve in fiscal 1999. Management is also pursuing additional financing sources or an amendment to its credit facilities.

Management believes that improved operating results and additional sources of financing or other strategic transactions will generate sufficient cash flow to fund its operations in fiscal 1999. Management is actively pursuing several financial alternatives to assist in the funding of its strategic restructuring. However, there are no assurances that such matters will be successfully consummated.

5. Equipment and Leasehold Improvements

Equipment and leasehold improvements consisted of the following at November 30:

                                                    1998         1997
                                                ---------------------------

Equipment and software                             $ 7,256      $  7,119
Furniture and fixtures                               1,315         1,346
Leasehold improvements                                 468           478
Equipment under capital leases                         874           416
                                                ---------------------------
                                                     9,913         9,359
Less accumulated depreciation and
 amortization                                       (6,711)       (5,442)
                                                ---------------------------
Equipment and leasehold improvements, net          $ 3,202     $   3,917
                                                ===========================

6. Intangible Assets

Intangible assets consisted of the following at November 30:

                                               1998          1997
                                            ---------------------------

Goodwill                                        $1,284        $1,445
Customer list                                    1,400         1,400
Other                                              200           200
                                            ---------------------------
                                                 2,884         3,045
Less accumulated amortization                     (755)          (601)
                                            ---------------------------
Intangible assets, net                          $2,129        $2,444
                                            ===========================

7. Affiliated Companies

Certain of the Company's stockholders also own all of the common stock of an affiliated company, EMS Solutions, Inc. (Solutions), which develops and sells computer software and related hardware to the food vending and food distribution industry. The Company has provided certain services to Solutions for which the Company received fees of $1, $122 and $269 in 1998, 1997 and 1996, respectively, that are recorded as an offset to general and administrative expense. The Company also sells computer hardware to Solutions that totaled $2, $331 and $851 in 1998, 1997 and 1996, respectively. Amounts due from Solutions were $0 and $404 at November 30, 1998 and 1997, respectively. Material transactions with Solutions must be approved by a majority of the Company's external directors.

On July 1, 1997, Solutions moved to new facilities and no longer utilizes office space or other material services of the Company. In addition, Solutions no longer purchases computer hardware from the Company.

The Company owns a 50% interest in Total Management Systems, Inc. (TMS), which sells computer software and related hardware primarily in Ohio. The Company has provided certain services to TMS and has sold computer hardware to TMS that totaled $779, $550 and $486 in 1998, 1997 and 1996, respectively.

8. Long-Term Debt and Lease Commitments

Long-term debt and capital lease obligations consist of the following at November 30:

                                                      1998         1997
                                                   --------------------------

        Line of credit                                $ 2,552      $3,762
        Notes payable                                   3,400         910
        Capital lease obligations                         484         240
                                                   --------------------------
                                                        6,436       4,912
        Less amounts due within one year               (6,194)       (946)
                                                   --------------------------
                                                     $    242      $3,966
                                                   ==========================

On December 31, 1997, the Company entered into a loan and security agreement (Agreement) with Foothill Capital Corporation (Foothill), which included a revolving line of credit facility (Revolver) providing for maximum borrowings of $6,000 and a three-year term note for $3,112. The term note was originally due in 36 monthly payments of $65 with the remaining balance of principal due December 30, 2000. The Agreement with Foothill was amended October 6, 1998, to increase the term loan by $777 and to reduce the maximum borrowings on the Revolver to $5,000. Borrowings available based on collateral at November 30, 1998 were $2,448,000. The term loan, as increased, is due in monthly payments of 35 installments of $100 with the remaining balance of principal due October 10, 2001. Interest on the Revolver is payable monthly based on the bank's base rate plus .75% (8.5% at November 30, 1998); the term note bears interest at 13.5% per year.

Borrowings under the Agreement are secured by substantially all assets of the Company (except inventory subject to the lien of a vendor). The Company is required to pay a monthly commitment fee of .50% per annum on the difference between the commitment amount and balance outstanding under the Revolver in lieu of a minimum monthly interest payment. In addition, the Agreement requires the Company to maintain compliance with various covenants, including minimum levels of tangible net worth and adjusted operating income. The Company was in violation of these covenants as of November 30, 1998. Although the Company obtained waivers for the violations as of November 30, 1998, it is unlikely the Company will maintain compliance with the covenants throughout 1999. Accordingly, the balance of the Revolver and note payable have been classified as current obligations in the balance sheet.

The Company leases computer and other equipment under capital leases. The Company also leases office space, automobiles and certain other equipment under operating leases.

At November 30, 1998, future payments under capital and noncancellable operating leases were as follows:

     Fiscal Year Ending                           Capital      Operating
        November 30                                Leases       Leases

     1999                                           $293         $1,025
     2000                                            196            988
     2001                                             56            910
     2002                                              -            713
     2003                                              -            556
     Thereafter                                        -            294
                                                --------------------------
     Total minimum lease obligations                 545         $4,486
                                                             =============
     Amounts representing interest                   (61)
                                                -------------
     Capital lease obligations                      $484
                                                =============

Amortization expense relating to assets under capital leases is included in total depreciation expense for the period.

Total rent expense on all operating leases was approximately $1,563, $1,663 and $1,404 in 1998, 1997 and 1996, respectively.

9. Stockholders' Equity

On August 28, 1998, the Company issued Series A preferred stock; thereafter the Company exchanged all Series A preferred stock for Series B preferred stock. The Series B preferred stock accrues cumulative dividends at an 8% rate per annum (using a liquidation value of $1,000 per share), and all dividends in arrears must be paid prior to any payment of dividends on common stock. Dividends, if declared by the board of directors, may be paid in cash or with additional shares of preferred stock at the Company's option. The first quarterly dividend payment date was January 2, 1999. This dividend was paid through issuance of additional shares of preferred stock. Commencing with the quarterly period beginning January 2, 2002, the annual dividend rate will increase each quarterly period by 2% up to a maximum annual dividend rate of 18%. The Series B preferred stock is convertible to common stock at the preferred stockholders' option by multiplying $1,000 times the number of shares of Series B being converted and dividing such product by the conversion price (currently the conversion price is $2.00). The Company may force conversion of all Series B into shares of common stock if the average of the closing bid price of the common stock is at least 175% of the conversion price for 20 trading days within any 30 consecutive trading periods ending no more than 10 days prior to the forced conversion date. The Series B preferred stockholders are entitled to vote (voting as one class, with holders of common stock) on each matter submitted to a vote of stockholders and shall have the number of votes that they would have had assuming conversion of the Series B into common stock. There are 5,000 shares of Series B preferred stock, of which 1,785 shares are issued and outstanding, and 3,000,000 total preferred shares are authorized for issuance.

In connection with the issuance of preferred stock in 1998, the Company issued 54,714 common stock purchase warrants at an initial exercise price of $3.60 per share which expire in October 2003. As required by generally accepted accounting principles, the Company calculated the fair value of the warrants using the Black-Scholes option pricing model. The Company recorded the warrants at $140,000, with the offset being recorded as a reduction in the carrying value of preferred stock.

As of November 30, 1995, the Company had 18,801 shares of common stock and 18,801 warrants with an aggregate value of $211 that were to be issued in exchange for common stock of former Intercim Corp. (Intercim) stockholders. These amounts, which were classified as common stock and warrants to be issued in stockholders' equity at November 30, 1996, were substantially issued in 1997.

In connection with the acquisition of Intercim, the Company issued common stock warrants. Each warrant entitles the holder, at any time prior to September 6, 2005, to purchase one share of the Company's common stock at $6.75 per share.

10. Stock Options and Employee Stock Purchase Plans

The Company maintains the 1986 Employees' Stock Option Plan (the 1986 Plan) pursuant to which executive officers and other key employees of the Company have received options to purchase shares of the Company's common stock. Options under the 1986 Plan were granted at exercise prices equal to the fair market value of the common stock on the date of grant. Options to purchase an aggregate of 57,000 shares have previously been granted and have been exercised or have expired at November 30, 1998. No additional options will be granted under the 1986 Plan.

The Company maintains the Effective Management Systems, Inc. 1993 Stock Option Plan, as amdended (the 1993 Plan). The 1993 Plan provides for the granting of both incentive stock options and nonqualified stock options to employees and nonqualified stock options to nonemployee independent directors of the Company covering up to a maximum of 750,025 shares. Under the 1993 Plan, the exercise price of options granted cannot be less than 100% of the fair market value of a share of the Company's stock at the date of grant.

On September 6, 1996, in conjunction with the merger of Intercim, the Company adopted a new stock option plan, pursuant to which the Company granted stock options to those holders who agreed to the cancellation of their Intercim stock options.

The Company has also issued nonqualified stock options to certain of its executives and other nonemployee directors. These options have various vesting schedules.

Information with respect to stock options granted under all plans is as follows:

                                           Number        Exercise Price      Weighted Average
                                          of Shares         Per Share         Exercise Price
                                      ------------------------------------------------------------

Outstanding at November 30, 1995             830,428      $1.57- $8.00
   Granted                                   124,043       4.75 - 7.00
   Exercised                                 (35,000)         1.71
   Canceled or expired                       (14,569)      5.75 - 7.50
                                      ------------------------------------------------------------
Outstanding at November 30, 1996             904,902       1.71 - 7.50             $6.13
   Granted                                   109,938       4.63 - 6.75              5.73
   Exercised                                 (39,500)      1.57 - 1.71              1.71
   Canceled or expired                       (54,961)      4.75 - 7.50              6.63
                                      ------------------------------------------------------------
Outstanding at November 30, 1997             920,379       2.29 - 8.25              6.24
   Granted                                   400,811       2.13 - 4.13              2.28
   Exercised                                 (14,000)         2.29                  2.29
   Canceled or expired                      (188,234)      2.29 - 7.50              5.76
                                      ------------------------------------------------------------
Outstanding at November 30, 1998           1,118,956      $2.13 - $8.25            $4.95
                                      ============================================================


As of November 30, 1998, the range of exercise prices on outstanding options is as follows:

                                                Number        Weighted Average     Number of Options
                                              of Options       Exercise Price         Exercisable
                                          ---------------------------------------------------------------

Price range $2.13 to $3.30,
   weighted-average contractual
   life of 9.9  years                           364,374            $2.13                108,000
Price range $3.31 to $5.78,
   weighted-average contractual
   life  of  8.27 years                         107,273             5.21                 13,342
Price range $5.79 to $8.25,
   weighted-average contractual
   life  of 6.19 years                          647,309             6.49                563,704


In determining the effect of SFAS No. 123, the Black-Scholes option pricing model was used with the following weighted-average assumptions for 1998: risk-free interest rates of 5.50%, dividend yields of 0%, volatility factors of the expected market price of the Company's common stock of .99, and a weighted-average expected life of the options of 6.42 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The Company's pro forma information, as if these options had been accounted for in accordance with FASB Statement No. 123, follows:

                                                      1998         1997
                                                   --------------------------

    Pro forma net income (loss)                    $(11,068)     $(2,286)
    Pro forma earnings (loss) per share               (2.71)        (.56)

In December 1993 and July 1998, respectively, the Board of Directors adopted the 1994 Employee Stock Purchase Plan (1994 Stock Purchase Plan) and the 1998 Employee Stock Purchase Plan (1998 Stock Purchase Plan), which permit employees to purchase shares of the Company's common stock during six-month periods beginning on June 1 and December 1 of each year. The purchase price of such shares will be equal to the lesser of 85% of the fair market value of the stock at the beginning or end of each six-month offering period. During fiscal 1998 and 1997, 25,067 and 26,792 shares, respectively, were purchased under the 1994 Stock Purchase Plan. The maximum cumulative number of shares that may be purchased under both Stock Purchase Plans is 200,240.

The Company has reserved 2,324,634 shares of its common stock for potential conversion of common stock warrants and issuance under the stock option and purchase plans described above.

11. Income Taxes

Income tax expense (credit) in the consolidated statement of operations consists of the following:

                                              Year ended November 30
                                        1998          1997           1996
                                    -------------------------------------------
 Current:
    Federal                         $        -        $(233)        $(170)
    State                                    -            -            80
                                    -------------------------------------------
                                             -         (233)          (90)
 Deferred                                3,629          (56)          202
 Change in valuation allowance          (3,629)        (329)            -
                                    ===========================================
                                    $        -        $(618)        $ 112
                                    ===========================================

The reconciliation of income tax expense (benefit) computed at the U.S. federal statutory rate to income tax expense (benefit) is:

                                                              Year ended November 30
                                                      1998            1997              1996
                                                ----------------------------------------------------

Tax at U.S. statutory rate of 34%                   $(3,617)            $(945)           $  90
State income taxes, net of federal benefit                -                 -               14
Nondeductible items                                       -                 -              112
Tax-exempt investment income                              -                 -              (13)
General business credits                                  -                 -              (98)
Change in valuation allowance                         3,629               329                -
Other                                                   (12)               (2)               7
                                                ----------------------------------------------------
                                                 $        -             $(618)            $112
                                                ====================================================

The significant components of the deferred tax accounts recognized for financial reporting purposes at November 30 were as follows:

                                                 1998              1997
                                            -----------------------------------
Deferred tax liabilities:
   Capitalized computer software costs          $ 1,706            $3,087
   Depreciation                                     336               342
   Other, net                                        25                16
                                            -----------------------------------
Total deferred tax liabilities                    2,067             3,445

Deferred tax assets:
   Net operating loss carryforwards               4,991             2,902
   Allowance for doubtful accounts                  216               185
   Deferred revenue                                 268               127
   Inventory                                         16                30
   General business credit carryforwards            464               442
   Other, net                                        70                88
                                            -----------------------------------
Total deferred tax assets                         6,025             3,774
Valuation allowance                              (3,958)             (329)
                                            -----------------------------------
Net deferred tax liabilities                 $        -         $       -
                                            ===================================

At November 30, 1998, the Company had net federal and state operating loss carryforwards (NOLs) of approximately $13.2 million and $13.6 million, respectively, available to offset future federal and state taxable income. The utilization of $2,730,000 of the NOLs is subject to an annual limitation of approximately $182,000 annually and expires in the year 2010. The carryforwards resulted from the Company's acquisition of Intercim in 1996 and net operating losses. In addition, the Company has general business credits totaling $464,000 which can be used to reduce federal taxable income through 2011.

In 1998 and 1997, a valuation allowance equal to 100% of the net deferred tax assets has been recognized based on uncertainty regarding realization of such assets.

12. Savings Plans

The Company has defined contribution 401(k) savings plans that cover substantially all employees meeting certain minimum eligibility requirements. Participating employees can elect to defer a portion of their compensation and contribute it to the plan on a pretax basis. The Company also matches certain amounts and/or provides additional discretionary contributions, as defined. The Company's contributions to the plan were $480, $310 and $345 for 1998, 1997 and 1996, respectively.

13. Legal Proceedings

The Company is a party to various legal proceedings arising in the ordinary course of business. The Company believes that the ultimate resolution of these matters will not have a material adverse effect on the Company's financial condition or results of operations.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Effective Management Systems, Inc.

We have audited the consolidated financial statements of Effective Management Systems, Inc. (the Company) as of November 30, 1998 and 1997, and for each of the three years in the period ended November 30, 1998, and have issued our report thereon dated January 18, 1999 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in
Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein. The financial statement schedule does not include any adjustments set forth therein. The financial statement schedule does not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of the uncertainty regarding the Company's ability to continue as a going concern.

/s/ Ernst & Young

Milwaukee, Wisconsin
January 18, 1999

                                        Schedule II Valuation and qualifying accounts

==================================== ================= ====================================== ==================== =================
               COL. A                      COL. B                     COL. C                        COL. D              COL. E
==================================== ================= ====================================== ==================== =================
                                                                     Additions
                                                       --------------------------------------
                                                                (1)                (2)
------------------------------------ ----------------- ------------------- ------------------ -------------------- -----------------
             Description                 Balance at     Charged to costs    Charged to other   Deductions-describe  Balance at end
                                        beginning of       and expenses     accounts-describe                          of period
                                           period
------------------------------------ ----------------- ------------------- ------------------ -------------------- -----------------
Years ended November 30, 1998

------------------------------------ ----------------- ------------------ ------------------- -------------------- -----------------
Deducted from Asset Accounts:
Allowance for doubtful accounts           $462,000           $103,000               0               $59,000            $506,000
------------------------------------ ----------------- ------------------ ------------------- -------------------- -----------------

Years ended November 30, 1997

------------------------------------ ----------------- ------------------ ------------------- -------------------- -----------------
Deducted from Asset Accounts:
Allowance for doubtful accounts           $346,000           $120,000               0               $4,000             $462,000
------------------------------------ ----------------- ------------------ ------------------- -------------------- -----------------

Years ended November 30, 1996

------------------------------------ ----------------- ------------------ ------------------- -------------------- -----------------
Deducted from Asset Accounts:
Allowance for doubtful accounts           $312,000           $137,000               0              $103,000            $346,000
------------------------------------ ----------------- ------------------ ------------------- -------------------- -----------------

Years ended November 30, 1995

------------------------------------ ----------------- ------------------ ------------------- -------------------- -----------------
Deducted from Asset Accounts:
Allowance for doubtful accounts           $268,000            $79,000               0               $35,000            $312,000
------------------------------------ ----------------- ------------------ ------------------- -------------------- -----------------


=====================================   ========================================

No  person  has been  authorized  to
give  any  information  or make  any
representations   other  than  those
contained in this  prospectus,  and,
if given or made,  such  information
or   representations   must  not  be
relied    upon   as   having    been         Effective Management
authorized. This prospectus does not            Systems, Inc.
constitute  an  offer to sell or the
solicitation  of an offer to buy any
securities other than the securities
to which it  relates  or an offer to
sell or the solicitation of an offer
to  buy  such   securities   in  any            Common Stock
circumstances in which such offer or      (par value $.01 per share)
solicitation  is  unlawful.  Neither
the delivery of this  prospectus nor
any sale made hereunder shall, under
any   circumstances,    create   any
implication  that  there has been no
change in the affairs of the Company
since  the date  hereof  or that the
information   contained   herein  is
correct as of any time subsequent to
its date.

     -------------------

      TABLE OF CONTENTS

                                Page             ----------------
Prospectus Summary............    1
Selected Financial Data.......    4                 PROSPECTUS
Risk Factors..................    5
Forward-Looking Statements....   11              ----------------
Use of Proceeds...............   12
Selling Security Holders......   12
Dividend Policy...............   15
Market for Common Stock.......   15
Price Range of Common Stock...   15
Management's Discussion and
 Analysis of Financial
 Condition and Results of
 Operations at and for the
 Fiscal Years Ended 1998,
 1997 and 1996................   16
Business......................   23
Management....................   33
Principal Shareholders........   39
Description of Capital
 Stock........................   42
Plan of Distribution..........   46
Experts.......................   47
Legal Matters.................   47
Index to Financial
 Statements................... F-1
Additional Information........ II-1

===================================      =======================================

                                     PART II

      INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

           Securities and Exchange Commission filing fee.....      $551
           Accountants' fees and expenses....................
           Legal fees and expenses...........................
           Miscellaneous.....................................
                    Total....................................

       The foregoing costs and expenses will be paid by us. Other than the Securities and Exchange Commission filing fee, all fees and expenses are estimated.

Item 14.  Indemnification of Directors and Officers.

       Pursuant to the provisions of the Wisconsin Business Corporation Law and the Registrant's Bylaws, directors and officers of the Registrant are entitled to mandatory indemnification from the Registrant against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to the Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. It should be noted that the Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, directors of the Registrant are not subject to personal liability to the Registrant, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

       Expenses for the defense of any action for which indemnification may be available may be advanced by the Company under certain circumstances.

       The indemnification provided by the Wisconsin Business Corporation Law and the Registrant's Bylaws is not exclusive of any other rights to which a director or officer of the Registrant may be entitled.

       We maintain a liability insurance policy for our directors and officers as permitted by Wisconsin law which may extend to, among other things, liability arising under the Securities Act of 1933, as amended.

Item 15.  Recent Sales of Unregistered Securities.

      Series A Preferred Stock

       On August 28, 1998, we sold 1,005 shares of our Series A Preferred Stock in a non-public offering exempt from the registration requirements of the Securities Act of 1933, pursuant to Section 4(2) and Rule 506 of Regulation D thereunder. The Series A Preferred Stock was sold at a price of $1,000 per share to accredited investors, as such term is defined in Rule 501(a) under the Securities Act of 1933. All shares of the Series A Preferred Stock were subsequently exchanged for shares of the Series B Preferred Stock, and no shares of the Series A Preferred Stock remain outstanding.

      Series B Preferred Stock

       On October 27, 1998, we issued 780 shares of our Series B Preferred Stock, in a non-public offering exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and Rule 506 of Regulation D thereunder. The Series B Preferred Stock was sold at a price of $1,000 per share to accredited investors, as such term is defined in Rule 501(a) under the Securities Act of 1933.

       On October 27, 1998, as part of our offering of our Series B Preferred Stock, we issued to (i) certain warrants to purchase 28,714 shares of our common stock and (ii) certain warrants to purchase 26,000 shares of our common stock. All of these warrants are immediately exercisable for a five year period at a price of $3.60 per share, subject to certain adjustment as provided in the warrant agreement.

       On October 30, 1998, we exchanged, on a one-for-one basis, 1,005 shares of the Series A Preferred Stock for 1,005 shares of our Series B Preferred Stock.

Item 16.  Exhibits and Financial Statement Schedule.

              (a) Exhibits.  The exhibits filed herewith are as specified on the
       Exhibit Index included herein.

              (b) Financial Statement Schedule. The schedule filed herewith as page F-23 of this Registration Statement.

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

       (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                     (i) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                     (ii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
                     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on this 5th day of April 1999.

                                   EFFECTIVE MANAGEMENT SYSTEMS, INC.



                                   By /s/ Michael D. Dunham
                                      Michael D. Dunham
                                      President

       Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below as of this 5th day of April 1999 by the following persons in the capacities indicated.

                Signature                          Title

          /s/ Michael D. Dunham           President and Director
            Michael D. Dunham             (Principal Executive Officer)

          /s/ Jeffrey J. Fossum           Chief Financial Officer and Assistant
            Jeffrey J. Fossum             Treasurer (Principal Financial and
                                          Accounting Officer)

             Helmut M. Adam*              Director

          Robert E. Weisenberg*           Director

            Scott J. Mermel*              Director

           Thomas M. Dykstra*             Director

                                          Director
            Elliot Wassarman

  *By       /s/ Jeffrey J. Fossum
            Jeffrey J. Fossum
            Attorney-in-Fact

                                  EXHIBIT INDEX

                       EFFECTIVE MANAGEMENT SYSTEMS, INC.

    Exhibit
     Number       Exhibit

       2.1    Agreement  and Plan of  Merger,  dated  February  17,  1995  among
              Effective Management Systems, Inc., EMS Acquisition Corp. and Intercim Corporation [Incorporated by reference to Exhibit 2.1 to Effective Management Systems, Inc.'s Registration Statement on Form S-4 (Registration No. 33-95338)].

       2.2    Amendment  No. 1 to  Agreement  and Plan of  Merger  described  in
              Exhibit  2.1,  dated June 30, 1995  [Incorporated  by reference to
              Exhibit 2.2 to Effective Management Systems, Inc.'s Registration Statement on Form S-4 (Registration No. 33-95338)].

       2.3    Amendment  No. 2 to  Agreement  and Plan of  Merger  described  in
              Exhibit  2.1,  dated July 31, 1995  [Incorporated  by reference to
              Exhibit 2.3 to Effective Management Systems, Inc.'s Registration Statement on Form S-4 (Registration No. 33-95338)].

       2.4    Agreement  of  Merger,  dated  March  22,  1995,  among  Effective
              Management Systems, Inc., EMS Illinois Acquisition Corp., Effective Management Systems of Illinois, Inc., Richard W. Grelck and Daniel E. Long [Incorporated by reference to Exhibit 2.2 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-QSB for the quarter ended February 28, 1995].

       3.1 Restated Articles of Incorporation of Effective Management Systems, Inc., as amended [Incorporated by reference to Exhibit
              3.2 to Effective Management Systems, Inc.'s Registration Statement on Form S-1 (Registration No. 333-68901)].

       3.2 Bylaws of Effective Management Systems, Inc. [Incorporated by reference to Exhibit 3.2 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 (Registration No. 33-73354)].

       4.1 Article 4 of the Restated Articles of Incorporation of Effective Management Systems, Inc., as amended [Incorporated by reference to
              Exhibit 4.1 to Effective Management Systems, Inc.'s Registration Statement on Form S-1 (Registration No. 333-68901)].

       4.2 Loan and Security Agreement by and between Foothill Capital Corporation and Effective Management Systems, Inc., EMS-East, Inc. and Effective Management Systems of Illinois, Inc., dated December 31, 1997 [Incorporated by reference to Exhibit 4.14 to Effective Management Systems, Inc.'s Form 10-K for the year ended November 30, 1997].

       4.3 Waiver and First Amendment to Loan Agreement between Foothill Capital Corporation and Effective Management Systems, Inc., EMS-East, Inc. and Effective Management Systems of Illinois, Inc., dated May 8, 1998 [Incorporated by reference to Exhibit 4.1 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-Q for the quarter ended May 31, 1998].

       4.4 Waiver to Loan Agreement between Foothill Capital Corporation and Effective Management Systems, Inc., EMS-East, Inc., and Effective Management Systems of Illinois, Inc., dated July 13, 1998 [Incorporated by reference to Exhibit 4.2 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-Q for the quarter ended May 31, 1998].

                                   Exhibit-1

       4.5 Waiver and Second Amendment to Loan Agreement between Foothill Capital Corporation and Effective Management Systems, Inc., EMS-East, Inc., and Effective Management Systems of Illinois, Inc., dated August, 1988 [Incorporated by reference to Exhibit 4.1 to Effective Management System, Inc.'s Quarterly Report on Form 10-Q for the quarter ended August 31, 1998].

       4.6    Third  Amendment  to  Loan  Agreement   between  Foothill  Capital
              Corporation and Effective Management Systems, Inc., EMS-East, Inc., and Effective Management Systems of Illinois, Inc., dated October 6, 1998 [Incorporated by reference to Exhibit 4.2 to Effective Management System, Inc.'s Quarterly Report on Form 10-Q for the quarter ended August 31, 1998].

       4.7 Waiver to Loan Agreement between Foothill Capital Corporation and Effective Management Systems, Inc., EMS-East, Inc., and Effective Management Systems of Illinois, Inc., dated January 28, 1999 [Incorporated by reference to Exhibit 4.7 to Effective Management Systems, Inc.'s Form 10-K for the year ended November 30, 1998].

       4.8 Warrant Agreement between Effective Management Systems, Inc. and American Stock Transfer & Trust Company, dated September 6, 1995 [Incorporated by reference to Exhibit 4.2 to Effective Management Systems, Inc.'s Current Report on Form 8-K, dated September 6, 1995].

       4.9 Form of Common Stock Warrant Issued in Connection With the Sale of Effective Management Systems, Inc.'s Series A 8% Convertible Redeemable Preferred Stock [Incorporated by reference to Exhibit
              4.7 to Effective Management Systems, Inc.'s Registration Statement on Form S-1 (Registration No. 333-68901)].

       4.10 Form of Common Stock Warrant Issued in Connection With the Sale of Effective Management Systems, Inc.'s Series B 8% Convertible Redeemable Preferred Stock [Incorporated by reference to Exhibit
              4.8 to Effective Management Systems, Inc.'s Registration Statement on Form S-1 (Registration No. 333-68901)].

       5.1    Opinion of Foley & Lardner  [Incorporated  by reference to Exhibit
              5.1 to Effective Management Systems, Inc.'s Registration Statement on Form S-1 (Registration No. 333-68901)].

       10.1 Business Agreement by and between Digital Equipment Corporation and Effective Management Systems, Inc., effective February 8, 1994 [Incorporated by reference to Exhibit 10.1 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 (Registration No. 33-73354)].

       10.2 Addendum to Business Agreement by and between Digital Equipment Corporation and Effective Management Systems, Inc., effective February 8, 1994 [Incorporated by reference to Exhibit 10.2 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 (Registration No. 33-73354)].


                                   Exhibit-2

       10.3 Value Added Reseller Agreement by and between Digital Information Systems Corporation and Effective Management Systems, Inc., effective November 9, 1992 [Incorporated by reference to Exhibit
              10.3 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 registration No. 33-73354)].

       10.4 Domestic Value Added Reseller Agreement between Intermec Corporation and Effective Management Systems, Inc., dated March 4, 1991 [Incorporated by reference to Exhibit 10.4 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 (Registration No. 33-73354)].

       10.5 Amendment No. 1 to Domestic Value Added Reseller Agreement between Intermec Corporation and Effective Management Systems, Inc., dated October 29, 1991 [Incorporated by reference to Exhibit 10.5 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 (Registration No. 33-73354)].

       10.6 Amendment No. 2 to Domestic Value Added Reseller Agreement between Intermec Corporation and Effective Management Systems, Inc., dated June 11, 1993 [Incorporated by reference to Exhibit 10.6 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 (Registration No. 33-73354)].

       10.7 Software Supplier Agreement, dated August 6, 1994, by and between Effective Management Systems, Inc. and Hewlett Packard Company [Incorporated by reference to Exhibit 10.7 to Effective Management Systems, Inc.'s Annual Report on Form 10-KSB for the year ended November 30, 1994].

       10.8 Joint Venture Agreement, dated September 15, 1985, by and between Effective Management Systems, Inc. and Joseph H. Schlanser,
              Aurinee M. Schansler and Barton R. Benjamin [Incorporated by reference to Exhibit 10.9 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 (Registration No. 33-73354)].

       10.9 International Marketing Agreement, dated July 5, 1994, by and between Effective Management Systems, Inc. and Systems Technology Management Corporation [Incorporated by reference to Exhibit 10.11 to Effective Management Systems, Inc.'s Annual Report on Form 10-KSB for the year ended November 30, 1994].

       10.10 Lease by and between Effective Management Systems, Inc. and Milwaukee Park Place Limited Partnership, as amended [Incorporated by reference to Exhibit 10.10 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 (Registration No. 33-73354)].

       10.11 Effective Management Systems, Inc. 1986 Employee's Stock Option Plan [Incorporated by reference to Exhibit 10.11 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 (Registration No. 33-73354)].

       10.12 Stock Option Agreement by and between Helmut M. Adam and Effective Management Systems, Inc., dated December 17, 1993 [Incorporated by reference to Exhibit 10.13 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 (Registration No. 33-73354)].

       10.13 Stock Option Agreement by and between Scott J. Mermel and Effective Management Systems, Inc., dated December 17, 1993 [Incorporated by reference to Exhibit 10.14 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 (Registration No. 33-73354)].


                                   Exhibit-3

       10.14 IBM Business Partner Agreement between International Business Machines Corporation and Effective Management Systems, Inc., dated March 3, 1995 [Incorporated by reference to Exhibit 10.1 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-QSB for the quarter ended February 28, 1995].

       10.15 Software Reseller Agreement between International Business Machines Corporation and Effective Management Systems, Inc., dated September 6, 1995 [Incorporated by reference to Exhibit 10.18 to Effective Management Systems, Inc.'s Annual Report on Form 10-KSB for the year ended November 30, 1995].

       10.16 Distributor Agreement with Pioneer Standard Electronics, Inc. [Incorporated by reference to Exhibit 10.1 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-Q for the quarter ended May 31, 1997].

       10.17 IBM Market Development Program Agreement, dated September 3, 1997 [Incorporated by reference to Effective Management Systems, Inc.'s Quarterly Report on Form 10-Q for the quarter ended August 31, 1997].

       10.18 Relationship Agreement with CIMX, an Ohio Limited Liability Company and Effective Management Systems, Inc., dated December 31, 1997 [Incorporated by reference to Exhibit 10.20 to Effective Management Systems, Inc.'s Form 10-K for the year ended November 30, 1997].

       10.19 Reseller Agreement and Addendum Number One by and between Baan Midmarket Solutions, LLC and Effective Management Systems, Inc., dated April 9, 1998 [Incorporated by reference to Exhibit 10.1 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-Q for the quarter ended May 31, 1998].

       10.20 Distribution Agreement between EMS Asia Pacific Limited and Effective Management Systems, Inc., dated May 29, 1988 [Incorporated by reference to Exhibit 10.2 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-Q for the quarter ended May 31, 1998].

       10.21 Effective Management Systems, Inc. 1993 Stock Option Plan, as amended [Incorporated by reference to Exhibit 10.3 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-Q for the quarter ended May 31, 1998].

       10.22 Preferred Stock Placement Agreement, dated August 28, 1998 between Effective Management Systems, Inc. and Taglich Brothers, D'Amadeo, Wagner & Company, Incorporated [Incorporated by reference to
              Exhibit 10.1 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-Q for the quarter ended August 31, 1998].

       10.23 Loan Agreement by and between EMS Solutions, Inc. and Effective Management Systems, Inc., dated January 1, 1998 [Incorporated by reference to Exhibit 10.2 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-Q for the quarter ended May 31, 1998].

       10.24 Special Compensation and Separation Agreement by and between Jeffrey J. Fossum and Effective Management Systems, Inc., effective January 1, 1998 [Incorporated by reference to Exhibit
              10.3 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-Q for the quarter ended May 31, 1998].


                                   Exhibit-4

       10.25  Special Compensation and Separation Agreement by and between Wayne
              T. Wedell and Effective Management Systems, Inc., effective January 1, 1998 [Incorporated by reference to Exhibit 10.4 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-Q for the quarter ended May 31, 1998].

       10.26 Series B Preferred Stock Placement Agreement, dated October 27, 1998 between Effective Management Systems, Inc. and Taglich Brothers, D'Amadeo, Wagner & Company, Incorporated [Incorporated by reference to Exhibit 10.28 to Effective Management Systems, Inc.'s Registration Statement on Form S-1 (Registration No. 333-68901)].

       10.27 Form of Series B Preferred Stock Purchase Agreement for Effective Management Systems, Inc.'s Series B 8% Convertible Redeemable Preferred Stock [Incorporated by reference to Exhibit 10.29 to Effective Management Systems, Inc.'s Registration Statement on Form S-1 (Registration No. 333-68901)].

       21 List of Subsidiaries of Effective Management Systems, Inc. [Incorporated by reference to Exhibit 21 to Effective Management Systems, Inc.'s Registration Statement on Form S-1 (Registration No. 333-68901)].

       23     Consent of Ernst & Young, LLP.


                                   Exhibit-5